Exhibit 4.1

MEREDITH CORPORATION,

THE GUARANTORS NAMED ON SCHEDULE I HERETO

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

INDENTURE

Dated as of January 31, 2018

6.875% SENIOR NOTES DUE 2026

CROSS-REFERENCE TABLE

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	N.A.
(c)	12.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06; 7.07(f)
(c)	7.06; 12.02
(d)	N.A.
314(a)	N.A.
(b)	N.A.
(c)(1)	N.A.
(c)(2)	N.A.
(c)(3)	N.A.
(d)	N.A.
(e)	N.A.
(f)	N.A.
315(a)	N.A.
(b)	N.A.
(c)	N.A.
(d)	N.A.
(e)	N.A.
316(a) (last sentence)	N.A.
(a)(1)(A)	N.A.
(3)(1)(B)	N.A.
(a)(2)	N.A.
(b)	N.A.
(c)	N.A.
317(a)(1)	N.A.
(a)(2)	N.A.
(b)	N.A.
318(a)	N.A.
(b)	N.A.
(c)	12.01

N.A. means not applicable.

*	This Cross Reference Table is not part of this Indenture.

i

i

SECTION 12.08	Governing Law	94
SECTION 12.09	Waiver of Jury Trial	94
SECTION 12.10	Force Majeure	94
SECTION 12.11	Benefits of Indenture	95
SECTION 12.12	No Adverse Interpretation of Other Agreements	95
SECTION 12.13	Successors	95
SECTION 12.14	Severability	95
SECTION 12.15	Counterpart Originals	95
SECTION 12.16	Table of Contents, Headings, etc.	95
SECTION 12.17	U.S.A	95

Schedule

SCHEDULE I	List of Initial Guarantors
Exhibits

EXHIBIT A	Form of Note

EXHIBIT B	Form of Certificate of Transfer

EXHIBIT C	Form of Certificate of Exchange

EXHIBIT D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

v

INDENTURE, dated as of January 31, 2018, among Meredith Corporation, a Delaware corporation (the “Issuer”), the Guarantors (as defined herein) listed on Schedule I hereto and U.S. Bank National Association, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $1,400,000,000 aggregate principal amount of 6.875% Senior Notes due 2026 (the “Initial Notes”); and

WHEREAS, the Issuer and each of the Guarantors has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued to evidence Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

The term “Acquired Indebtedness” does not include Indebtedness of a Person that is redeemed, discharged, defeased, retired or otherwise repaid at the time of, or immediately upon consummation of, the transactions by which such Person became a Restricted Subsidiary or such asset acquisition.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.02 and 4.09.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent, Custodian or other agent appointed in accordance with this Indenture to perform any function that this Indenture authorizes such agent to perform.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(A) the present value at such Redemption Date of (i) the redemption price of such Note at February 1, 2021 (such redemption price being set forth in the table appearing in Section 3.07(b)), plus (ii) all required interest payments due on such Note through February 1, 2021 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(B) the principal amount of such Note,

as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer may designate.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 and the issuance or sale of Equity Interests representing directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1) any disposition of cash, Cash Equivalents or Investment Grade Securities, or of damaged, unnecessary, obsolete or worn out equipment or other property or assets in the ordinary course of business, or of property or assets no longer used or useful or economically practicable to maintain in the business of the Issuer and its Restricted Subsidiaries in the reasonable opinion of the Issuer, or of any disposition of inventory or goods (or other property or assets) in the ordinary course of business;

(2) the disposition of all or substantially all of the property or assets of the Issuer or any of its Subsidiaries pursuant to the provisions described under Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07;

(4) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by the Issuer) not to exceed $20,000,000;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(6) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(7) the sale, lease, assignment, license, sublicense or sub-lease of any real or personal property, assets or services in the ordinary course of business;

(8) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(9) any disposition of property or assets subject to a Lien held by the Issuer or a Restricted Subsidiary in a foreclosure, eminent domain, seizure or similar proceeding or exercises of termination rights under any lease, license, concession or other agreement or dispositions of property or assets required by law, governmental regulation or any order of any court, administrative agency or regulatory body;

(10) sales of accounts receivable, or participations therein, and related assets or rights customarily sold or assigned, in each case in connection with any Receivables Facility;

(11) (A) non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles of, and (B) exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles in the ordinary course of business of, the Issuer or its Restricted Subsidiaries;

(12) sales, transfers and other dispositions of Investments or other interests in joint ventures or similar entities to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the parties set forth in joint venture arrangements and similar binding arrangements;

(13) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the good faith determination of the Issuer is not material to the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(14) the granting of Liens not prohibited by this Indenture;

(15) the unwinding of any Hedging Obligations;

(16) an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, policies, contracts or arrangements established in the ordinary course of business or approved by the Issuer in good faith;

(17) any surrender or waiver of obligations of trade creditors or customers or contract rights or the settlement, release or surrender of contractual rights, tort or other claims of any kind;

(18) dispositions or discounts of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(19) any financing transaction (excluding by way of a Sale and Lease-Back Transaction) with respect to property constructed, acquired, replaced, repaired or improved by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(20) dispositions of leasehold improvements or leased assets in connection with the termination of any operating lease;

(21) any swap of assets in the ordinary course of business in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries, taken as a whole, as determined in good faith by an Issuer; and

(22) any Merger Agreement Dispositions.

“Attributable Debt” means, in respect of any Sale and Lease-Back Transaction, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Board of Directors” means (1) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors as amended from time to time.

“Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the place of payment.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, with respect to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (for the avoidance of doubt, as in effect on the Issue Date). The amount of Indebtedness represented by such liability will be the capitalized amount of such liability at the time any determination thereof is to be made as determined on the basis of GAAP.

“Cash Equivalents” means:

(1) United States dollars;

(2) (A) Euros, Canadian dollars, Sterling or any national currency of any member state of the European Union and (B) any other foreign currency held by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government, Canadian government or any member state of the European Union or, in each case, any agency or instrumentality thereof (provided that full faith and credit obligation of such country or member state is pledged in support thereof), with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits, eurodollar deposits and dollar time deposits with maturities of one year or less from the date of acquisition thereof, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above and clause (8) below entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least (A) “P-1” by Moody’s or at least “A-1” by S&P (or if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and (B) “P-2” by Moody’s or at least “A-2” by S&P (or if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency), and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States, any province of Canada, any member state of the European Union or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “AAA” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency); and

(10) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than the Issuer or a Restricted Subsidiary;

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than any Person or Persons that are members of the Meredith Family, in a single transaction or in a related series of transactions, of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person or “group”, such Person or “group” will not be deemed to have beneficial ownership of any securities that such Person or “group” has the right to acquire or vote only upon the happening of any future event or contingency, including the passage of time, that has not yet occurred) of 50% or more of the total voting power of the Voting Stock of the Issuer (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) (other than a transaction following which holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction); or

(3) the adoption of a plan of liquidation and dissolution of the Issuer.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of any Parent Entity or the Issuer becoming a direct or indirect wholly-owned subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by (to the extent the same were deducted (and not added back) in computing such Consolidated Net Income (other than clause (J)):

(A) provision for taxes based on income or profits, revenue or capital, including, without limitation, federal, state, provincial, local, foreign, non-U.S. franchise, excise, property, value added and similar taxes, foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations; plus

(B) Consolidated Interest Expense of such Person for such period; plus

(C) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(D) any fees, premiums, expenses or charges related to the Transactions or any actual, proposed or contemplated Equity Offering, Permitted Investment, acquisition, disposition, recapitalization, the incurrence or repayment of Indebtedness permitted to be incurred by this Indenture (including a Refinancing thereof and the issuance of the Notes and the use of proceeds thereof) or any amendments, consents, waivers or other modifications relating to the Notes, the Transactions or the Credit Facilities (whether or not consummated or successful); plus

(E) the amount of any restructuring charge, accrual or reserve, integration cost or other business optimization expense, including any restructuring costs incurred in connection with the Transactions, acquisitions, mergers or consolidations after the Issue Date and any other restructuring expenses, severance expenses, one-time compensation charges, post-retirement employee benefits plans, any expenses relating to reconstruction, decommissioning or recommissioning fixed assets for alternate use, expenses or charges relating to facility closing costs, acquisition integration costs and signing, retention or completion bonuses or expenses; plus

(F) any other non-cash charges or expenses, including any write-offs or write-downs and non-cash compensation charges or expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(G) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(H) the amount of loss on sale of receivables and related assets to any Receivables Subsidiary in connection with a Receivables Facility; plus

(I) any costs or expenses incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in the Restricted Payments Builder Basket; plus

(J) other than with respect to the Transactions, the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Issuer in good faith to result from actions taken or to be taken in connection with any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operations, operational changes or other action being given pro forma effect (which will be added to Consolidated Adjusted EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such actions have been taken or are expected to be taken within 18 months after the consummation of the Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operations, operational change or other action expected to result in such cost savings or other benefits, (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Issuer) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (J) in any period of four consecutive fiscal quarters shall not exceed 20% of Consolidated Adjusted EBITDA (prior to giving effect to such addbacks); plus

(K) solely with respect to the Transactions, such add-backs reflected in the definition of “pro forma Adjusted EBITDA” included in the Offering Memorandum under “Summary Unaudited Pro Forma Condensed Combined Financial Information—Other Pro Forma Financial Information”, and projected by the Issuer in good faith to result from actions with respect to the Transactions that have been taken or are expected to be taken (in the good faith determination of the Issuer) within 18 months of the Issue Date, in an aggregate amount not to exceed $400,000,000;

(2) decreased by (without duplication) the amount of non-cash gains increasing such Consolidated Net Income, excluding (A) any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period and (B) any non-cash gains in respect of which cash was actually received in a prior period so long as such cash did not increase Consolidated Adjusted EBITDA in such prior period; and (C) the accrual of revenue in the ordinary course of business; and

(3) increased or decreased by (without duplication):

(A) any net loss or gain resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging; and

(B) any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of intangibles and deferred financing fees or debt issuance costs, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income of such Person (including (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (D) the interest component of Capitalized Lease Obligations, (E) imputed interest with respect to Attributable Debt and (F) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (X) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (Y) any expensing of bridge, commitment and other financing fees and (Z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(3) whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Issuer) on any series of Disqualified Stock or any series of Preferred Stock (excluding the Series A Preferred Stock) during such period (other than dividends or distributions to the Issuer or a Restricted Subsidiary).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses or expenses (including fees and expenses relating to (A) the Transactions, (B) severance, relocation and transition costs and (C) any rebranding or corporate name change) shall be excluded;

(2) the cumulative effect of a change in accounting principles during such period shall be excluded;

(3) any after-tax effect of income (or loss) from disposed or discontinued operations and any net after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations shall be excluded;

(4) any after-tax effect of gains (or losses) (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded;

(5) any impairment charge or asset write-off or write-down, including impairment charges, write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities, in accordance with GAAP or as a result of a change in law or regulation, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary in respect of such period;

(7) the Net Income for such period of any Non-Guarantor Subsidiary shall be excluded to the extent of any portion of its Net Income that may not be transferred (including by way of any one or more of the following (A) dividends or similar distributions, (B) returns of capital, (C) loans or advances or the repayment thereof or (D) other conveyances) at the date of determination without any prior governmental approval (which has not been obtained) or without violating, directly or indirectly, the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary thereof in respect of such period;

(8) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, employee benefit plans or agreements, stock options, restricted stock or other rights, and any non-cash deemed finance charges or expenses in respect of any pension liabilities or other retiree provisions or on the revaluation of any benefit plan obligation and any non-cash charges or expenses in respect of curtailments, discontinuations or modifications to pension plans shall be excluded;

(9) any after-tax effect of income (or loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(10) any unrealized foreign currency translation or transaction gains or losses (or similar charges) (A) in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, (B) relating to translation of assets and liabilities denominated in foreign currencies and (C) in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary shall be excluded;

(11) [reserved];

(12) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness (including the issuance of the Notes and the use of proceeds thereof), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(13) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition, sale, conveyance, transfer or other disposition of assets will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days) shall be excluded;

(14) losses, charges and expenses with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for reimbursement by the insurer and such amount (A) is not denied by the applicable carrier in writing and (B) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days) shall be excluded;

(15) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Issue Date, and the amortization, write-down or write-off of any amounts thereof, shall be excluded; and

(16) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments shall be excluded.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of:

(1) the Consolidated Total Net Debt of the Issuer and its Restricted Subsidiaries on such date, to

(2) Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which Required Financial Statements have been delivered.

In the event that the Issuer or any of its Restricted Subsidiaries (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness repaid, redeemed, retired or extinguished under any revolving credit facility, except to the extent such revolving credit facility is permanently reduced and has not been replaced) or (ii) issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the period for which the Consolidated Net Leverage Ratio is being calculated but prior to or substantially simultaneously with the event for which the calculation of the Consolidated Net Leverage Ratio is made (the “Consolidated Net Leverage Ratio Calculation Date”), then (x) the Consolidated Total Net Debt shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred as of the date of determination of Consolidated Total Net Debt referred to in clause (1) above and (y) the Consolidated Adjusted EBITDA shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred as of the beginning of the applicable four fiscal quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Net Leverage Ratio Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this definition, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect reasonably identifiable and factually supportable operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within 18 months after the date of any pro forma event; provided that (x) no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA with respect to such period and (y) such amounts shall be subject to the limitations contained in clause (J) of the definition of Consolidated Adjusted EBITDA.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

“Consolidated Secured Net Leverage Ratio” means, as of the date of determination, the ratio of (1) the Consolidated Total Net Debt of the Issuer and its Restricted Subsidiaries that is secured by a Lien on any property or assets of the Issuer or any of its Restricted Subsidiaries as of such date, to (2) Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which Required Financial Statements have been delivered, in each case with such pro forma adjustments to the Consolidated Total Net Debt and Consolidated Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Net Leverage Ratio as determined in good faith by the Issuer; provided, however, that solely for purposes of the calculation of the Consolidated Secured Net Leverage Ratio, in connection with the incurrence of (x) any Indebtedness pursuant to clause (1)(B)(ii) of Section 4.09(b) and any Lien pursuant to clause (36) of the definition of “Permitted Liens” and (y) any Lien pursuant to clause (37) of the definition of “Permitted Liens,” the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be incurred and/or secured by such Lien, as the case may be, as being incurred at such time and any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

“Consolidated Total Net Debt” means, as of any date of determination, the sum, without duplication, of (1) the total amount of (A) Indebtedness for borrowed money, (B) Indebtedness evidenced by bonds, notes (other than notes in favor of trade creditors evidencing trade payables incurred in the ordinary course of business), debentures or other similar instruments for the payment of which such Person is liable, (C) Capitalized Lease Obligations, (D) the Notes and (E) guarantees of the foregoing, in each case, of the Issuer and its Restricted Subsidiaries (excluding (x) Indebtedness in respect of letters of credit and bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof) and for the avoidance of doubt, performance and surety bonds not constituting bonds evidencing indebtedness for borrowed money, except to the extent of unreimbursed amounts drawn thereunder, (y) intercompany Indebtedness and (z) Indebtedness in respect of Hedging Obligations not yet due and owing), outstanding on such date; minus (2) up to $250,000,000 of Eligible Cash included in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries, as of the most recently ended fiscal period for which Required Financial Statements have been delivered (with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Leverage Ratio” as determined in good faith by the Issuer); plus (3) the greater of (i) the aggregate liquidation value and (ii) maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Issuer and the Guarantors and all Preferred Stock of Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Net Debt shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be the fair market value (as determined in good faith by the Issuer).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(A) for the purchase or payment of any such primary obligation, or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” means the corporate trust office of the Trustee, currently located at (a) for Note transfer purposes and presentment of the Notes for final payment thereon, U.S. Bank National Association, 111 Fillmore Ave E, St. Paul, MN 55107-6802, Attention: Corporate Trust Services and (b) for all other purposes, U.S. Bank National Association, 60 Livingston Avenue, St. Paul, MN 55107, Attention: Administrator for Meredith Corporation, email address: Raymond.haverstock@usbank.com, or such other address as the Trustee may designate from time to time by notice to the Holders, and the Issuer or the principal corporate trust office of any successor Trustee.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including commercial paper facilities, receivables financing or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under Section 4.09), alters the maturity thereof, changes any other terms, covenants or other provisions or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders, in each case subsequent to the Issue Date.

“Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary under this Indenture and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event: (1) matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or (2) is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so putable, convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the foregoing, the Series A Preferred Stock shall not constitute “Disqualified Stock”.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Cash” means any cash and Cash Equivalents held by (A) the Issuer or a Guarantor or (B) any Non-Guarantor Subsidiary, but only to the extent that such cash and Cash Equivalents held by such Non-Guarantor Subsidiary in excess of the amount of Indebtedness of such Non-Guarantor Subsidiary included in Consolidated Total Net Debt (before subtracting Eligible Cash) are reduced by the amount of taxes (if any) that would be incurred (as determined assuming a tax rate of 21% or, if less, the highest U.S. corporate tax rate then in effect at that time) if such cash and Cash Equivalents were to be transferred to (i) the Issuer or a Guarantor or (ii) another Non-Guarantor Subsidiary; provided that, in the case of clause (ii), any such after-tax cash and Cash Equivalents will only qualify as “Eligible Cash” under this Indenture to the extent that the amount of cash and Cash Equivalents that would be held by such other Non-Guarantor Subsidiary after giving effect to such deemed transfer is not in excess of the amount of its Indebtedness included in Consolidated Total Net Debt (before subtracting Eligible Cash). In determining any taxes that would be incurred for these purposes, the Issuer may select among the group of eligible transferees (and the manner in which transfers could be effected) so as to minimize any taxes that would be deemed incurred.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Contribution” means the issuance and sale on the Issue Date to an Affiliate of Koch Equity Development LLC for gross consideration of $650,000,000 of 650,000 shares of Series A Preferred Stock, warrants to purchase up to 1,625,000 shares of the Issuer’s Class A Common Stock and options to purchase up to 875,000 shares of the Issuer’s Class A Common Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer (excluding Disqualified Stock and the Equity Contribution), other than:

(1) public offerings with respect to any of the Issuer’s common stock registered on Form S-4 or Form S-8 (or any successor form);

(2) issuances to any Subsidiary of the Issuer; and

(3) Refunding Capital Stock.

“Euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning set forth in Section 6.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Notes issued pursuant to this Indenture in exchange for, and in an aggregate principal amount equal to or not in excess of, the Initial Notes or any Additional Notes, if applicable, under the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“fair market value (as determined in good faith by the Issuer)” means the fair market value, as determined in good faith by the Issuer, whose determination will be conclusive for all purposes under this Indenture and the Notes.

“Foreign Subsidiary” means (1) any Subsidiary which is not a Domestic Subsidiary or (2) any Subsidiary of a Subsidiary described in the preceding clause (1).

“Four Quarter EBITDA” means, as of any date of determination, Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which Required Financial Statements have been delivered, in each case with such pro forma adjustments to Consolidated Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Net Leverage Ratio as determined in good faith by the Issuer.

“GAAP” means generally accepted accounting principles in the United States, which are in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“Government Securities” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Notes and this Indenture.

“Guarantor” means, collectively, each Restricted Subsidiary that executes this Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary that incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with the terms of this Indenture, such Person automatically ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks or commodity pricing risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any Person on the day of determination, without duplication:

(1) the principal in respect of (A) any indebtedness of such Person for borrowed money and (B) indebtedness evidenced by bonds, notes (other than notes in favor of trade creditors evidencing trade payables incurred in the ordinary course of business), debentures or other similar instruments for the payment of which such Person is liable;

(2) the net obligations under all Hedging Obligations of such Person (the amount of such obligations to be equal at any time to the net payment under such agreements or arrangements giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

(3) all Attributable Debt in respect of a Sale and Lease-Back Transaction entered into by such Person and all Capitalized Lease Obligations of such Person;

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of any property (excluding trade payables incurred in the ordinary course of business), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5) the principal amount of all reimbursement obligations of such Person in respect of letters of credit, performance or surety bonds, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bonds, acceptances or other similar instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables incurred in the ordinary course of business);

(6) the principal component of Indebtedness of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by the Person first referenced in this definition (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of (A) the Indebtedness so secured and (B) the fair market value (as determined in good faith by the Issuer) of the assets of such first Person securing such Indebtedness; and

(7) to the extent not otherwise included, any obligation by the Person first referenced in this definition to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) deferred or prepaid revenues, (C) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (D) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (E) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy underperformed obligations of the seller of such asset or (F) obligations under or in respect of Receivables Facilities.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning assigned to such term in the recitals hereto.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Capital Inc. and Citigroup Global Markets Inc.

“Interest Payment Date” means February 1 and August 1 of each year to stated maturity or, if any such date is not a Business Day, the next succeeding Business Day.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States, United Kingdom or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States, the United Kingdom and Canada customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers, dealers, distributors and suppliers, commission, payroll, travel and similar advances to directors, officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1) “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Issuer) at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Issuer or any Restricted Subsidiary, based on the fair market value (as determined in good faith by the Issuer) at the time of such Investment of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means January 31, 2018.

“Issuer” has the meaning set forth in the Preamble hereto.

“Issuer Order” means a written request or order signed on behalf of the Issuer, by an Officer who must be (A) the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer or (B) an Executive Vice President, the Treasurer or the Controller of the Issuer, and delivered to the Trustee.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuer and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction in respect of a security interest; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Meredith Family” means, collectively: (a) the lineal descendants by blood or adoption of E.T. Meredith (“descendants”), and the spouses and surviving spouses of such descendants; (b) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals described in clause (a) of this definition; and (c) any corporation, partnership, limited liability company or other business organization so long as (i) one or more individuals or entities described in clause (a) or clause (b) of this definition possess, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership, limited liability company or other business organization, and (ii) substantially all of the ownership, beneficial or other Equity Interests in such corporation, partnership, limited liability company or other business organization are owned, directly or indirectly, by one or more individuals or entities described in clause (a) or clause (b) of this definition.

“Merger” means the merger of the Purchaser with and into Time, with Time surviving, pursuant to the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 26, 2017, by and among Meredith Corporation, the Purchaser, and Time.

“Merger Agreement Dispositions” means the dispositions contemplated by Section 6.2 of the Merger Agreement to the extent not entered into or consummated on or before the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and the fair market value (as determined in good faith by the Issuer) of any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) required (other than required by Section 4.10(b)(1)) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued hereafter. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture (including waivers, amendments, redemptions and offers to purchase), except as specifically noted otherwise herein.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated January 19, 2018, relating to the sale of the Initial Notes to potential purchasers.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer who must be (A) the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer or (B) an Executive Vice President, the Treasurer or the Controller of the Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or any of its Subsidiaries.

“Parent Entity” means any Person of which the Issuer at any time is or becomes a direct or indirect Subsidiary after the Issue Date.

“Pari Passu Indebtedness” means Indebtedness of the Issuer or a Guarantor that ranks equally in right of payment with the Notes or such Guarantor’s Guarantee, as applicable.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Investments” means:

(1) any Investment by the Issuer or any of its Restricted Subsidiaries in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash, the Notes, Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person if as a result of such Investment:

(A) such Person becomes a Restricted Subsidiary; or

(B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person at the time such Person becomes a Restricted Subsidiary;

provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, transfer or conveyance;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (i) existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or (ii) consisting of any replacement, refinancing, extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased (i) as required by the terms of such Investment as in existence on the Issue Date, or (ii) as otherwise permitted under this Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of the Issuer;

(7) Hedging Obligations permitted under Section 4.09(b)(9);

(8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the Restricted Payments Builder Basket;

(9) guarantees of Indebtedness permitted under Section 4.09;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (except transactions described in clauses (2), (6), (8), (9), (11), (13) and (17) of Section 4.11(b));

(11) Investments consisting of (A) purchases and acquisitions of inventory, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (B) the leasing or licensing of intellectual property in the ordinary course of business or the leasing, licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) additional Investments having an aggregate fair market value (as determined in good faith by the Issuer) taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities) not to exceed the greater of (x) $500,000,000 and (y) 50.0% of Four Quarter EBITDA at the time of such Investment (with the fair market value (as determined in good faith by the Issuer) of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (3) above and shall not be included as having been made pursuant to this clause (12);

(13) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any Person that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility or any repurchases in connection therewith;

(14) advances to, or guarantees of Indebtedness of, officers, directors and employees of the Issuer or its Subsidiaries not in excess of $10,000,000 outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees of the Issuer or its Subsidiaries for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s direct or indirect purchase of Equity Interests of the Issuer;

(16) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(17) endorsements for collection or deposit in the ordinary course of business;

(18) Investments resulting from pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or that are made in connection with Permitted Liens;

(19) advances, prepayments, loans or extensions of credit to customers and suppliers in the ordinary course of business;

(20) Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements;

(21) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers; and

(22) any Investment by the Issuer or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a joint venture engaged in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (i) $150,000,000 and (ii) 12.5% of Four Quarter EBITDA (with the fair market value (as determined in good faith by the Issuer) of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (22) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clauses (1) or (3) above and shall not be included as having been made pursuant to this clause (22).

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation, or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, trade contracts or government contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or agreements with utilities, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, contractors’ and other similar Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment or charge is to such property;

(4) Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, servitudes, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph, cable and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12) or (17) of Section 4.09(b); provided that (x) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits therefrom; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender, (y) Liens securing Refinancing Indebtedness permitted to be incurred pursuant to clause (12) only secure Refinancing Indebtedness that serves to Refinance any Indebtedness secured by a Lien; provided that such Liens are limited to all or part of the same property or assets (plus additions, accessions, improvements, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced and (z) Liens securing Indebtedness permitted to be incurred pursuant to clause (17) extend only to the assets of Non-Guarantor Subsidiaries;

(7) Liens existing on the Issue Date (other than Liens securing the Senior Credit Facilities);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries other than pursuant to customary after-acquired property clauses;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary permitted to be incurred in accordance with Section 4.09;

(11) Liens securing Hedging Obligations permitted under Section 4.09(b)(9);

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business and (B) with respect to any leasehold interest held by the Issuer or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder, which in the case of each of (A) and (B) do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and this clause (18); provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (and additions, accessions, improvements, proceeds and replacements and customary deposits in connection therewith and proceeds and products therefrom) and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness, and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and this clause (18) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such Refinancing;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations that do not exceed $200,000,000 in aggregate amount at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(a)(5) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (B) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (C) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) banker’s liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of Non-Guarantor Subsidiaries;

(28) Liens on the Equity Interests of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(29) Liens deemed to exist by reason of (A) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (B) any encumbrance or restriction imposed under any contract for the sale by the Issuer or any of its Subsidiaries of the Capital Stock of any Subsidiary of the Issuer, or any business unit or division of the Issuer or any Subsidiary of the Issuer permitted by this Indenture;

(30) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(32) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(33) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Indenture;

(34) rights deemed to arise under revenue sharing or similar agreements entered into in the ordinary course of business pursuant to which third parties are granted the right to receive a portion of the revenues, income or profits generated from specific assets or operations of the Issuer or any Restricted Subsidiary;

(35) Liens securing the Notes and the related Guarantees;

(36) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(b)(1);

(37) Liens securing Pari Passu Indebtedness permitted to be incurred pursuant to Section 4.09 hereof; provided that at the time of any incurrence of such Pari Passu Indebtedness and after giving pro forma effect thereto, the Consolidated Secured Net Leverage Ratio (calculated excluding any increase in Eligible Cash resulting from the incurrence of such Indebtedness) shall not be greater than 2.50 to 1.00; provided, further that the calculation of the Consolidated Secured Net Leverage Ratio will treat clauses (1)(A) and (1)(B)(i) of Section 4.09(b) as having been fully utilized to incur Secured Indebtedness; and

(38) Liens on cash collateral, letters of credit or similar security arrangements securing the U.K. Pension Security Obligations in an amount not to exceed at any time £85 million.

For the avoidance of doubt, the inclusion of any specific Lien in the definition of Permitted Liens shall not give rise to any implication that the obligations secured by such Lien constitute Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Purchaser” means Gotham Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Meredith Corporation.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available (for reasons outside the control of the Issuer), a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to (or finances its accounts receivable with) one or more Persons that are not Restricted Subsidiaries.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest payable on any applicable Interest Payment Date means January 15 and July 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or Preferred Stock in exchange or replacement for, such Indebtedness, Disqualified Stock or Preferred Stock. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness, Disqualified Stock or Preferred Stock (including any Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith) that Refinances any Indebtedness, Disqualified Stock or Preferred Stock existing on the Issue Date or incurred thereafter in compliance with this Indenture, including Indebtedness, Disqualified Stock or Preferred Stock that Refinances Refinancing Indebtedness; provided that such Refinancing Indebtedness:

(1) either (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced or (B) does not require payments of principal (other than any such payment that may arise as a result of an acceleration following default or pursuant to customary change of control or asset sale provisions) prior to the date that is 91 days following the final scheduled maturity of the Notes;

(2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee, as applicable, at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(3) shall not include:

(A) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(B) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

“Registered Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means (a) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement dated the Issue Date, among the Issuer, the Guarantors party thereto and the representative for the Initial Purchasers, as supplemented by the Joinder Agreement thereto dated the Issue Date among the Guarantors party thereto and the representative for the Initial Purchasers, and (b) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Issuer, any Guarantors and the Persons purchasing such Additional Notes (or the representative therefor) under the related purchase agreement.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would be or become a Restricted Subsidiary.

“Required Financial Statements” means the financial statements required to be delivered pursuant to Section 4.03.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary while such entity remains a Subsidiary of the Issuer, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., or any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any direct or indirect arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property (other than a lease for a term not exceeding 12 months), which property has been or is to be sold or transferred for value by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Series A Preferred Stock” means the Series A Preferred Stock, with an initial stated value equal to $1,000 per share, of the Issuer issued on the Issue Date.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien. For the avoidance of doubt, Attributable Debt will be considered to be secured by the assets that are the subject of the Sale and Lease-Back Transaction.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the credit facilities under the Credit Agreement, dated on or about the Issue Date, by and among the Issuer, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and the Administrative Agent thereunder, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or Refinancings thereof subsequent to the Issue Date (and for the avoidance of doubt, after giving effect to the Transactions) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09).

“Shelf Registration Statement” has the meaning assigned to that term pursuant to the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date; provided, however, that in the case of a Subsidiary that meets clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall be deemed not to be a Significant Subsidiary unless the subsidiary’s income (or loss) from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $25,000,000.

“Similar Business” means any business, services or activities conducted or proposed to be conducted by the Issuer or any of its Subsidiaries (including Time and its Subsidiaries) on the Issue Date or any business, services or activities that are similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or are extensions or developments of any thereof.

“Special Interest” has the meaning assigned to that term pursuant to the Registration Rights Agreement.

“Sterling” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means:

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, limited liability company or similar entity of which

(x) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tender Offer” means the tender offer by the Purchaser to purchase for cash all of the outstanding shares of Time’s common stock at a purchase price of $18.50 per share, as contemplated by the Merger Agreement.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Time” means Time Inc., a Delaware corporation.

“Transactions” means the issuance of the Notes, the entering into of the Senior Credit Facilities, the Equity Contribution and the use of the proceeds of each of the foregoing, the Tender Offer, the Merger and each other transaction described in the Offering Memorandum under “The Transactions” and “Use of Proceeds”.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 1, 2021; provided, however, that if the period from the Redemption Date to February 1, 2021 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” U.S. Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving under this Indenture.

“U.K. Pension Security Obligations” means amounts posted as security under the deed of guaranty, dated as of October 19, 2015, among Time, Time Inc. (UK) Ltd. and IPC Media Pension Trustee Limited, or any successor or replacement agreement or amendment thereto, such as surety bonds and/or letters of credit issued or acquired in connection therewith.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Increases or Decreases of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that:

(1) such designation complies with Section 4.07; and

(2) each of:

(A) the Subsidiary to be so designated; and

(B) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary except for Liens described in clause (28) of the definition of “Permitted Liens”.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test described in Section 4.09(a);or

(2) the Consolidated Net Leverage Ratio for the Issuer and its Restricted Subsidiaries would be less than or equal to such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions, whereupon such designation shall be immediately effective.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.13
“Change of Control Payment”	4.13
“Change of Control Payment Date”	4.13
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.15
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”, “incurrence”	4.09
“Irrevocable Notice Transaction”	1.06
“LCT Election Date”	1.06
“Legal Defeasance”	8.02
“Limited Condition Acquisition”	1.06
“Note Register”	2.03
“Offer Amount”	3.10

“Offer Period”	3.10
“Paying Agent”	2.03
“Permitted Payments”	4.07
“Purchase Date”	3.10
“Redemption Date”	3.07
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.15
“Successor Company”	5.01
“Successor Guarantor”	5.01
“Suspended Covenants”	4.15
“Suspension Period”	4.15
“Tax Group”	4.07

SECTION 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

SECTION 1.04 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) the words “including”, “include” or “includes” shall be deemed to be followed by the words “without limitation”;

(e) words in the singular include the plural, and in the plural include the singular;

(f) references to “shall” and “will” are intended to have the same meaning;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article”, “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) “furnish to the Trustee” shall be deemed to be followed by the words “or electronically transmit”;

(j) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(k) Indebtedness that is unsecured shall not be deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness shall not be deemed to be subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 1.05 Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may, but shall not be obligated to, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action under this Indenture with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05 shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including the Depositary, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.

SECTION 1.06 Financial Calculations for Limited Condition Transactions.

With respect to any (x) acquisition or similar Investment by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third-party financing (whether by merger, consolidation or other business combination or the acquisition of Capital Stock or otherwise) (any such acquisition or Investment, a “Limited Condition Acquisition”) or (y) repayment, repurchase or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) has been delivered (any such notice, an “Irrevocable Notice Transaction”), in each case, for purposes of determining:

(a) whether any Indebtedness (including Acquired Indebtedness) that is being incurred in connection with such Limited Condition Acquisition or Irrevocable Notice Transaction is permitted to be incurred in compliance with Section 4.09 hereof;

(b) whether any Lien being incurred in connection with such Limited Condition Acquisition or Irrevocable Notice Transaction or to secure any such Indebtedness is permitted to be incurred in accordance with Section 4.12 hereof or the definition of “Permitted Liens”;

(c) whether any other transaction undertaken or proposed to be undertaken in connection with such Limited Condition Acquisition or Irrevocable Notice Transaction complies with the covenants or agreements contained in this Indenture or the Notes; and

(d) any calculation of the Consolidated Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Net Income, Consolidated Net Income and/or Consolidated Adjusted EBITDA and, whether a Default or Event of Default exists in connection with the foregoing, at the option of the Issuer, using the date that the definitive agreement for such Limited Condition Acquisition is entered into or the date that an irrevocable notice is given for such Irrevocable Notice Transaction, as the case may be (any such date, the “LCT Election Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Leverage Ratio” or “Consolidated Adjusted EBITDA.” For the avoidance of doubt, if the Issuer elects to use the LCT Election Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the Consolidated Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Net Income, Consolidated Net Income, and/or Consolidated Adjusted EBITDA of the Issuer, the target business or assets to be acquired subsequent to the LCT Election Date and at or prior to the consummation of such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness is permitted to be incurred or in connection with compliance by the Issuer or any of the Restricted Subsidiaries with any other provision of this Indenture or the Notes or any other transaction undertaken in connection with such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness and (b) until such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements are terminated, such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such acquisition or similar

Investment or repayment, repurchase or refinancing of Indebtedness) that are consummated after the LCT Election Date and on or prior to the consummation of such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness; provided that in connection with the making of Restricted Payments, the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) will not, in any case, assume such acquisition or similar Investment has been consummated. In addition, this Indenture provides that compliance with any requirement relating to absence of Default or Event of Default may be determined as of the LCT Election Date and not as of any later date as would otherwise be required under this Indenture. In the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken on the same date that any other item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any other Lien is incurred or other transaction is undertaken, then the Consolidated Net Leverage Ratio or Consolidated Secured Net Leverage Ratio will be calculated with respect to such incurrence, issuance or other transaction without regard to any other incurrence, issuance or transaction. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Consolidated Net Leverage Ratio or Consolidated Secured Net Leverage Ratio.

SECTION 1.07 Currencies. For purposes of any determination under Article IV expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. dollars shall be translated into U.S. dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with this Indenture with respect to the amount of any Permitted Lien, Indebtedness, Asset Sale, Restricted Payment, Affiliate Transaction, Permitted Investment or Permitted Payment in a currency other than U.S. dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Permitted Lien or Indebtedness is incurred or Asset Sale, Restricted Payment, Affiliate Transaction, Permitted Investment or Permitted Payment is made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.07 shall otherwise apply to such Sections, including with respect to determining whether any Permitted Lien or Indebtedness is incurred or Asset Sale, Restricted Payment, Affiliate Transaction, Permitted Investment or Permitted Payment is made at any time under such Sections. In addition, to the extent that the size of any basket or carve-out set forth under Article IV is determined by reference to a percentage of Four-Quarter EBITDA, a percentage of Consolidated Adjusted EBITDA or the Consolidated Secured Net Leverage Ratio, no Default or Event of Default shall be deemed to occur with respect to any transaction consummated or incurred pursuant to such basket or carve-out as a result of any decrease in the amount of Four-Quarter EBITDA, Consolidated Adjusted EBITDA or the Consolidated Secured Net Leverage Ratio subsequent to such consummation or incurrence which results in such basket or carve-out no longer being sufficient to permit such transaction or incurrence.

ARTICLE II

The Notes

SECTION 2.01 Form and Dating; Terms. (a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of the Trustee’s authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Increases or Decreases of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Increases or Decreases of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges, repurchases and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee as Registrar (or if the Trustee and the Registrar are not the same Person, by the Registrar at the direction of the Trustee), in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) [Reserved].

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.13. The Notes shall not be redeemable, other than as provided in Article III.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the other Notes (including any Initial Notes or other Additional Notes) and shall have the same terms as to status, redemption or otherwise as such Notes (other than date of issue and, if applicable, the date from which interest shall accrue and the first date on which payment thereof shall be made); provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture. In authenticating such Additional Notes, and accepting the additional responsibilities under this Indenture in relation to such Additional Notes, the Trustee shall receive and be fully protected in relying upon an Opinion of Counsel which shall state:

(1) that the form and terms of such Additional Notes has been established in conformity with the provisions of this Indenture; and

(2) that such Additional Notes, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.02 Execution and Authentication. At least one Officer shall execute the Notes by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto, by the manual signature of a Responsible Officer of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order and an Opinion of Counsel authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued under this Indenture.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03 Registrar and Paying Agent. The Issuer shall maintain (i) a registrar with an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) a paying agent with an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall maintain a register reflecting ownership of the Notes outstanding from time to time (“Note Register”) and upon written request from the Issuer, the Registrar shall provide the Issuer with a copy of the Note Register. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar. The term “Paying Agent” includes any additional paying agents. The Issuer initially appoints the Trustee as (i) Registrar and Paying Agent and (ii) the Custodian with respect to the Global Notes. The Issuer may change the Paying Agents or the Registrars without prior notice to the Holders. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as a Paying Agent or a Registrar. All Agents appointed under this Indenture shall be appointed pursuant to agency agreements among the Issuer, the Trustee and the Agent, as applicable.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

SECTION 2.04 Paying Agent to Hold Money in Trust. The Issuer shall require the Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or one of its Subsidiaries) shall have no further liability for the money. If the Issuer or one of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes. To the extent that the Paying Agent receives any amounts pursuant to this Section 2.04 and such amounts are remitted to the Holders, the Trustee and Paying Agent shall have no further obligations with respect thereto.

SECTION 2.05 Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and, if this Indenture is qualified under the TIA, shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with TIA § 312(a).

SECTION 2.06 Transfer and Exchange. (a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor. A beneficial interest in a Global Note shall be exchangeable for a Definitive Note if (A) (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (ii) the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days of such notice, (B) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes or (C) there shall have occurred and be continuing an Event of Default with respect to the Notes and the Depositary has requested the issuance of Definitive Notes. Upon the occurrence of any of the preceding events in (A), (B) or (C) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its Applicable Procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (A), (B) or (C) above and pursuant to Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. None of the Issuer or any of its agents, the Trustee or the Registrar shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act, or for complying with or ensuring compliance with any Applicable Procedures. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes pursuant to this clause (b). Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as, if applicable, one or more of the other following subparagraphs:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. Except as required pursuant to the Private Placement Legend, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar (in each case in form and substance satisfactory to the Trustee and the Issuer) either:

(A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) (1) if Definitive Notes are at such time permitted to be issued under this Indenture, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii) Transfer of Beneficial Interests in a Restricted Global Note to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each case set forth in clause (D) of this Section 2.06(b)(iv), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to clause (B) or (D) of this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (B) or (D) of this Section 2.06(b)(iv).

(v) Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Restricted Global Note Prohibited. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes. Beneficial interests in Global Notes shall be exchanged for Definitive Notes only pursuant to this clause (c).

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clause (A), (B) or (C) of Section 2.06(a), subject to satisfaction of the conditions set forth in Section 2.06(b)(ii) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) [Reserved].

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clause (A), (B) or (C) of Section 2.06(a), the satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each case set forth in clause (D) of this Section 2.06(c)(iii), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clause (A), (B) or (C) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Restricted Definitive Notes shall be exchanged for beneficial interests in Restricted Global Notes only pursuant to this clause (d).

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the applicable Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each case set forth in clause (D) of this Section 2.06(d)(ii), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Definitive Notes shall be exchanged for Definitive Notes only pursuant to this clause (e). Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each case set forth in clause (D) of this Section 2.06(e)(ii), if the Registrar or the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuer will issue and, upon receipt of an Issuer Order in accordance with Section 2.02 hereof, the Trustee will authenticate:

(i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuer; and

(ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuer.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES, FOR THE BENEFIT OF THE COMPANY, ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE FOREGOING RESALE RESTRICTIONS.

[IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR OTHER ARRANGEMENT WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-103 AS MODIFIED BY SECTION 3(42) OF ERISA OR OTHERWISE OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE

DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes or a particular Global Note has been redeemed or repurchased in part, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) The Registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes.

(iii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but Holders shall pay all taxes due on transfer (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.10, 4.10, 4.13 and 9.04).

(iv) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange of any Note selected for redemption.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) Neither the Registrar nor the Issuer shall be required (A) to issue, register the transfer of or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed, (B) to register the transfer or exchange of any Note selected for redemption, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(vii) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(viii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(ix) [reserved].

(x) Neither the Registrar nor the Trustee shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi) Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

(xii) The Trustee and the Registrar shall be entitled to receive such evidence as may be reasonably requested to establish the identity and/or signature of any transferee or transferor.

SECTION 2.07 Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s and the Issuer’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses (including the expenses of the Trustee) in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued under this Indenture.

SECTION 2.08 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

If the Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any thereof) holds, on a Redemption Date, purchase date in connection with an offer to repurchase or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer, any Subsidiary of the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other similar agreement shall not be deemed to be owned by the Issuer, a Subsidiary of the Issuer or an Affiliate of the Issuer until legal title to such Notes passes to the Issuer, such Subsidiary or such Affiliate, as the case may be.

SECTION 2.10 Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its customary procedures. Confirmation of the disposal of all cancelled Notes shall be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than ten days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, (or otherwise deliver in accordance with the applicable procedures of the Depositary) to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

SECTION 2.13 CUSIP/ISIN Numbers. The Issuer in issuing the Notes may use CUSIP or ISIN numbers, as applicable, (if then generally in use) and, if so, the Trustee may use CUSIP or ISIN numbers, as applicable, in notices to Holders as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or other action shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN Code numbers, as applicable. Additional Notes will not be issued with the same CUSIP, if any, as any existing Notes unless such Additional Notes are fungible with such existing Notes for U.S. federal income tax purposes.

ARTICLE III

Redemption

SECTION 3.01 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least five Business Days (or such later date acceptable to the Trustee) before notice of redemption is required to be mailed or caused to be mailed (or otherwise sent in accordance with the applicable procedures of the Depositary) to the applicable Holders pursuant to Section 3.03, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date (subject to any conditions precedent applicable thereto), (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price (or manner of calculation if not then known). If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in the terms of the Notes, will be set forth in an Officer’s Certificate delivered to the Trustee no later than one Business Day prior to the Redemption Date.

SECTION 3.02 Selection of Notes to Be Redeemed or Purchased. If the Issuer is redeeming or repurchasing less than all of the Notes at any time, the Trustee shall select the Notes to be redeemed on a pro rata basis (or as nearly pro rata as practicable) or by such method as the Trustee shall deem fair and appropriate, unless otherwise required by law or the rules of the principal national securities exchange, if any, on which the Notes are listed or by lot or such other similar method, all in accordance with the applicable procedures of the Depositary; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 3.03 Notice of Purchase or Redemption. The Issuer shall mail or cause to be mailed by first-class mail (or otherwise delivered in accordance with the applicable procedures of the Depositary), notices of purchase or redemption at least 30 days but not more than 60 days before the purchase date or Redemption Date to each Holder at such Holder’s registered address or otherwise in accordance with the applicable procedures of the Depositary, except that redemption notices may be mailed (or otherwise sent in accordance with the applicable procedures of the Depositary) more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that is to be purchased or redeemed. The Issuer shall issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. The notice shall identify the Notes (including the CUSIP or ISIN number) to be purchased or redeemed and shall state:

(A) subject to clause (I) below, the purchase date or Redemption Date;

(B) the purchase or redemption price (or manner of calculation if not then known);

(C) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that has been or is to be purchased or redeemed and that, after the Redemption Date upon surrender of such Note, the Issuer will issue a new Note or Notes in principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note;

(D) the name and address of the Paying Agent;

(E) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(F) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(G) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for purchase or redemption are being redeemed;

(H) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, as applicable, if any, listed in such notice or printed on the Notes; and

(I) any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of purchase or redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be mailed or caused to be mailed (or sent or caused to be sent in accordance with the applicable procedures of the Depositary) to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03.

Notice of any redemption of the Notes (including upon an Equity Offering or in connection with a transaction (or series of related transactions) or an event that constitutes a Change of Control) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

SECTION 3.04 Effect of Notice of Redemption. Subject to the last paragraph of Section 3.03 and the terms of the applicable redemption notice (including any conditions contained therein) once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price, subject to the satisfaction of any conditions precedent to the redemption. The notice, if provided in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of the Notes designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Notes. Subject to Section 3.05, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

SECTION 3.05 Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. (New York City time) on the purchase date or Redemption Date, the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of this Section 3.05, on and after the purchase date or Redemption Date, interest shall cease to accrue on the Notes or the portions of the Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with this Section 3.05, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 3.06 Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07 Optional Redemption. (a) Prior to February 1, 2021, the Issuer may redeem the Notes, in whole at any time or in part from time to time, upon notice as described in Section 3.03, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) On and after February 1, 2021, the Issuer may redeem the Notes, in whole at any time or in part from time to time, upon notice as described in Section 3.03, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2021	103.438%
2022	101.719%
2023	100.859%
2024 and thereafter	100.000%

(c) Until February 1, 2021, the Issuer may, at any time and from time to time, upon notice as described in Section 3.03, redeem up to 40.0% of the aggregate principal amount of Notes at a redemption price equal to 106.875% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, in an amount no greater than the aggregate cash proceeds received from one or more Equity Offerings; provided that (1) at least 60.0% of the aggregate principal amount of Notes (including any Additional Notes) remains outstanding immediately after the occurrence of each such redemption and (2) each such redemption occurs within 120 days of the closing of such Equity Offering.

(d) In addition to clauses (a) through (c) above, in connection with any tender offer for the Notes (including, without limitation, any Change of Control Offer), if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making a such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

SECTION 3.08 Sinking Fund. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09 [Reserved].

SECTION 3.10 Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required by the terms of any Pari Passu Indebtedness, such Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall send, by first-class mail (or otherwise sent in accordance with the applicable procedures of the Depositary), a notice to each of the Holders, with a copy mailed or electronically transmitted to the Trustee and Agents. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and, if required by the terms of any Pari Passu Indebtedness, holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note to the Paying Agent at the address specified in the notice, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receive, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder (or otherwise in accordance with the applicable procedures of the Depositary), the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the Holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and the Issuer or the agent for such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased on a pro rata basis (or as nearly pro rata as practicable) based on the amount of the Notes and such Pari Passu Indebtedness tendered, unless otherwise required by law or the rules of the principal national securities exchange, if any, on which the Notes or such Pari Passu Indebtedness are listed or by lot or such other similar method in accordance with the applicable procedures of the Depositary; provided that no notes of $2,000 or less shall be repurchased in part; and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes (or their interests shall otherwise be adjusted in accordance with the applicable procedures of the Depositary) equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes (or portions thereof in accordance with the applicable procedures of the Depositary) properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer shall cause an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase to be remitted to each tendering Holder, and the Issuer shall, if the Notes are issued in definitive form, promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.10 and Section 4.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE IV

Covenants

SECTION 4.01 Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of 11:00 a.m. (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. In any case where an Interest Payment Date, Redemption Date or any other stated maturity of any payment required to be made on the Notes shall not be a Business Day, then each such payment need not be made on such date, but shall be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, Redemption Date or stated maturity of such payment and no additional interest shall be payable as a result of such delay in payment.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful.

All references to “interest” on the Notes in this Indenture will be deemed to include all Special Interest payable pursuant to the Registration Rights Agreement, if any. Notwithstanding anything to the contrary contained herein, in the event the Issuer is required to pay Special Interest, the Issuer will provide written notice to the Trustee of the Issuer’s obligation to pay Special Interest no later than 15 days prior to the next Interest Payment Date (or such shorter period as may be agreed by the Trustee), which notice shall set forth the amount of the Special Interest to be paid by the Issuer (but the failure to provide such notice shall not affect the Issuer’s obligation to pay such Special Interest when due). The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether any Special Interest is payable or the amount thereof.

SECTION 4.02 Maintenance of Office or Agency. The Issuer shall maintain the office or agency required under Section 2.03 (which may be an office of the Trustee or an Affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency required under Section 2.03. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

SECTION 4.03 Reports and Other Information. (a) If, at any time, the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall file with the SEC, subject to the following sentence, and provide the Trustee (to the extent not publicly available on the SEC’s EDGAR system (or any successor system) or the Issuer’s website) (and, upon written request, the Holders, to the extent not publicly available on the SEC’s EDGAR system (or any successor system) or the Issuer’s website) such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings by the Issuer of such reports under such Sections and containing, in all material respects, the information and audit reports required for such reports. If, at any time, the Issuer is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer shall provide the Trustee and make available to Holders, prospective investors, market makers affiliated with any Initial Purchaser and securities analysts the reports specified in the preceding sentence by posting such reports to its website or on IntraLinks or any comparable password-protected online data system, in each case, within 15 days after the time the Issuer would be required to file such information with the SEC if it were a non-accelerated filer subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, (1) none of the foregoing reports (A) shall be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, (B) shall be required to comply with Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC (with respect to any non-GAAP financial measures contained therein), (C) shall be required to contain the separate financial information for Guarantors and non-guarantor subsidiaries contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC, (D) shall be required to present compensation or beneficial ownership information and (E) shall be required to contain information required by Item 601 of Regulation S-K and (2) if any parent of the Issuer becomes a guarantor of the Notes, the reports, information and other documents required to be filed and provided as described above may be those of the parent, rather than those of the Issuer, so long as such filings would satisfy the SEC’s requirements; provided that such reports include a reasonable explanation of the material differences between the assets, liabilities and results of operations of such parent and its consolidated Subsidiaries, on the one hand, and the Issuer and its Restricted Subsidiaries on the other hand.

(b) Notwithstanding anything in this Indenture to the contrary, the Issuer shall not be deemed to have failed to comply with any of its obligations described under this Section 4.03 for purposes of Section 6.01(a)(3) until 120 days after the date any report under this Section 4.03 is due. To the extent any such information is not so filed or provided, as applicable, within the time periods specified in Section 4.03(a) and such information is subsequently filed or provided, as applicable, the Issuer shall be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured at such time; provided that such cure shall not otherwise affect the rights of the Holders under Article VI if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal of accrued but unpaid and interest on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

(c) At any time when the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall, for so long as any Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, furnish to the Holders and to prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) Delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including the Issuer’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no responsibility whatsoever to determine whether any filing or posting referred to in this Section 4.03 has occurred.

SECTION 4.04 Compliance Certificate. (a) The Issuer and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, an Officer’s Certificate signed by the Chief Executive Officer, the Chief Financial Officer or the principal accounting officer that, as to such Officer signing such certificate, to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge).

(b) The Issuer shall, within 30 days after becoming aware of any Default, deliver to the Trustee by registered or certified mail or by electronic transmission an Officer’s Certificate specifying such Default.

SECTION 4.05 Taxes. The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06 Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07 Limitation on Restricted Payments. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend, payment or distribution payable in connection with any merger or consolidation, other than:

(A) dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer; or

(B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, repurchase, defease or otherwise acquire or retire for value any Equity Interests of the Issuer (including in connection with any merger or consolidation), to the extent held by a Person other than the Issuer or a Restricted Subsidiary;

(3) make any principal payment on, or purchase, redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or a Guarantor other than the payment, purchase, redemption, repurchase, defeasance, acquisition or retirement of:

(A) Indebtedness permitted under Section 4.09(b)(7); or

(B) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, repurchase, defeasance, acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in Section 4.09(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries (and not rescinded or refunded) after the Issue Date (including Restricted Payments permitted by clause (1) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):

(A) (i) 100% of Consolidated Adjusted EBITDA of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Issue Date occurs to the end of the Issuer’s most recently completed fiscal quarter for which Required Financial Statements have been delivered at the time of such Restricted Payment, minus

(ii) the product of

(x) 1.4 and

(y) Consolidated Interest Expense of the Issuer for the same period (taken as one accounting period); plus

(B) 100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer from the issuance or sale of Equity Interests of the Issuer (other than Disqualified Stock or Refunding Capital Stock) or otherwise contributed to the equity (other than through an issuance of Disqualified Stock) of the Issuer after the Issue Date (other than an issuance or sale to a Subsidiary of the Issuer or an issuance or sale to an employee stock ownership plan or other trust established by the Issuer or its Restricted Subsidiaries to the extent funded by the Issuer or its Subsidiaries); plus

(C) 100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or other trust established by the Issuer or its Restricted Subsidiaries to the extent funded by the Issuer or its Subsidiaries) by the Issuer or any Restricted Subsidiary after the Issue Date of any Indebtedness or Disqualified Stock that has been converted into or exchanged for Equity Interests of the Issuer (other than Disqualified Stock), plus, without duplication, any cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer or any Restricted subsidiary upon such conversion or exchange; plus

(D)100% of the aggregate amount received in cash and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer or any Restricted Subsidiary from: (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of and the receipt of any dividends or distributions from Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment in such Unrestricted Subsidiary that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, in each case after the Issue Date; plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, in each case after the Issue Date, the fair market value (as determined in good faith by the Issuer) or if such fair market value exceeds $200,000,000, the fair market value as specified in writing by an Independent Financial Advisor, of the Investment in such Unrestricted Subsidiary at the time of such redesignation, merger, consolidation or transfer (other than to the extent of the amount of the Investment in such Unrestricted Subsidiary that constituted a Permitted Investment); plus

(F) in the event that the Issuer or any Restricted Subsidiary has made or makes any Investment in a Person subsequent to the Issue Date that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the existing Investment of the Issuer or any Restricted Subsidiary in such Person to the extent it was previously treated as a Restricted Payment (collectively, the “Restricted Payments Builder Basket”).

(b) Section 4.07(a) shall not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture;

(2) the purchase, redemption, defeasance, repurchase, retirement or other acquisition of any Equity Interests of the Issuer or of Subordinated Indebtedness of the Issuer or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or other trust established by the Issuer or its Restricted Subsidiaries to the extent funded by the Issuer or its Restricted Subsidiaries) of, Equity Interests (other than Disqualified Stock) of the Issuer (collectively, the “Refunding Capital Stock”);

(3) the purchase, redemption, defeasance, repurchase, retirement or other acquisition of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by, in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Indebtedness of the Issuer or a Guarantor or (ii) Disqualified Stock of the Issuer or any Guarantor made in exchange for, or out of the proceeds of the substantially concurrent incurrence of Disqualified Stock of the Issuer or any Guarantor, in each case that is incurred in compliance with Section 4.09 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, as applicable, being so purchased, redeemed, defeased, repurchased, retired or acquired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, repurchased, retired or acquired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired; and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired;

(4) a Restricted Payment to pay for the purchase, repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Issuer held by any future, present or former member of management, employee, director or consultant of the Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement or upon the termination of such member’s, employee’s, director’s or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $50,000,000 (with unused amounts in any calendar year being carried over for one additional calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to future, present or former members of management, employees, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of the Restricted Payments Builder Basket; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or any of its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (4);

and; provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former members of management, employees, directors or consultants of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5) purchases, redemptions, defeasances, repurchases or other acquisitions of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(6) other Restricted Payments in an aggregate amount taken together with all other outstanding Restricted Payments made pursuant to this clause (6) not to exceed $300,000,000;

(7) distributions or payments of Receivables Fees;

(8) [reserved];

(9) the repurchase, redemption, defeasance or other acquisition or retirement of any Subordinated Indebtedness pursuant to the provisions similar to those under Section 4.10 and Section 4.13; provided that prior to any such repurchase, redemption, defeasance or other acquisition or retirement, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, defeased, acquired or retired;

(10) the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer or its Subsidiaries, in each case, permitted under this Indenture;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to, the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12) for any taxable period in which the taxable income of the Issuer or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that the Issuer and the applicable Subsidiaries, in the aggregate, would have been required to pay in respect of such taxable income if such entities were a standalone group of corporations separate from such Tax Group (it being understood and agreed that, if the Issuer or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (12));

(13) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with Section 4.09;

(14) payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person; or

(15) mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible under this Indenture;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6) or (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be an Investment in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if an Investment in such amount would be permitted at such time, whether as a Restricted Payment or a Permitted Investment, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the covenants set forth in this Indenture.

(d) For purposes of clauses (2) and (3) of Section 4.07(b), a Restricted Payment shall be deemed to have been made substantially concurrently with the applicable event if made or irrevocably committed to be made within 90 days of such event.

(e) The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by the Issuer) on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

(f) For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) of Section 4.07(b) above and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to Section 4.07(a), the Issuer will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (15) of Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this covenant.

(g) For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under this Indenture.

SECTION 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date;

(2) (i) this Indenture, the Notes and the Guarantees and (ii) any agreement governing Indebtedness permitted to be incurred pursuant to Section 4.09; provided that the provisions relating to restrictions of the type described in clauses (1) through (3) of Section 4.08(a) contained in such agreement, taken as a whole, are (in the good faith determination of the Issuer) not materially more restrictive than the provisions contained in the Senior Credit Facilities, or in this Indenture, in each case as in effect when initially executed;

(3) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in Section 4.08(a)(3) on the property so acquired or leased;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person (including an Unrestricted Subsidiary that becomes a Restricted Subsidiary whether by redesignation or otherwise) acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer that impose restrictions solely on the assets to be sold;

(7) any Hedging Obligations;

(8) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(9) restrictions on cash or other deposits or net worth imposed by leases, customers under contracts or other contracts or agreements entered into in the ordinary course of business;

(10) other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09;

(11) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(12) customary provisions contained in leases, sub-leases, licenses or sub-licenses, permits, contracts and other agreements, in each case, entered into in the ordinary course of business;

(13) any agreements entered into in the ordinary course of business, not relating to Indebtedness and that do not, individually or in the aggregate, materially impair (in the good faith determination of the Issuer) the ability of the Issuer or the Guarantors to pay the principal and interest on the Notes;

(14) any agreement for the sale or other disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary to the extent it restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(15) customary provisions imposed on the transfer of copyrighted or patented materials;

(16) encumbrances or restrictions relating to the IPC Media Ltd. pension scheme;

(17) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith determination of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(18) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility; provided that such restrictions apply only to the applicable Receivables Subsidiary.

(c) For purposes of determining compliance with this Section 4.08, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock will not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances.

SECTION 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Net Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 3.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom); provided further, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance, more than an aggregate of $300,000,000 at the time of incurrence of such Indebtedness or Disqualified Stock or Preferred Stock of such Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this Section 4.09(a), clause (12) of Section 4.09(b) with respect to Refinancing Indebtedness in respect of the foregoing and clause (17) of Section 4.09(b).

(b) The provisions of Section 4.09(a) shall not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness under this clause (1) does not exceed at any one time the sum of (A) $2,150,000,000, plus (B) the greater of (i) $700,000,000 and (ii) the maximum amount of Secured Indebtedness that can be incurred, after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom (and after giving effect to any acquisition, disposition, Investment and other transactions contemplated in connection with such incurrence) and assuming the full draw of any revolving commitments in respect thereof and that all Indebtedness incurred under this clause (1) is Secured Indebtedness, so long as the Consolidated Secured Net Leverage Ratio (calculated excluding any increase in Eligible Cash resulting from the incurrence of such Indebtedness) does not exceed 2.50 to 1.00, plus (C) in connection with the incurrence of Refinancing Indebtedness to Refinance any Indebtedness incurred under this clause (1), any Indebtedness incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith;

(2) Indebtedness represented by the Notes (other than any Additional Notes) and any related Guarantees (including any Exchange Notes and Guarantees with respect thereto);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b)) after giving effect to the Transactions;

(4) (A) Indebtedness (including Capitalized Lease Obligations and Attributable Debt), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to Refinance any such Indebtedness (and successive Refinancings thereof), in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (4)(A), together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (4), does not exceed the greater of (x) $300,000,000 and (y) 25.0% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (4) (or successive Refinancings of Indebtedness incurred under this clause (B));

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, or property, casualty or liability insurance or self-insurance;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, earn-out, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by the Issuer or a Guarantor to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Notes or the applicable Guarantee, as applicable; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in such Preferred Stock being beneficially owned by a Person other than the Issuer or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations not entered into for speculative purposes;

(10) obligations in respect of workers’ compensation claims, self-insurance, performance, bid, appeal and surety bonds and performance or completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bankers’ acceptances, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(11) (A) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Guarantor not otherwise permitted under this Indenture in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11)(A), together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (11), does not exceed the greater of (x) $500,000,000 and (y) 50.0% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (11) (or successive Refinancings of Indebtedness incurred under this clause (B));

(12) the incurrence by the Issuer or any Restricted Subsidiary of Refinancing Indebtedness that serves to Refinance:

(A) any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 4.09(a) and clauses (2), (3) and/or (13) of this Section 4.09(b), or

(B) any Indebtedness, Disqualified Stock or Preferred Stock incurred to so Refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (A) of this Section 4.09(b)(12),

including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith;

(13) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition of any assets, business or Person or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that, after giving effect to such acquisition, merger or consolidation, either:

(A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in Section 4.09(a), or

(B) the Consolidated Net Leverage Ratio is less than or equal to the Consolidated Net Leverage Ratio immediately prior to such acquisition, merger or consolidation;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within ten Business Days of notice of its incurrence;

(15) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(16) (A) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture,

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with Section 4.14, or

(C) any guarantee by the Issuer or a Restricted Subsidiary in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees of the Issuer or any Restricted Subsidiary;

(17) (A) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (17)(A) and incurred by Non-Guarantor Subsidiaries pursuant to Section 4.09(a) and clause (12) of Section 4.09(b) with respect to Refinancing Indebtedness in respect of the foregoing, together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (17), does not exceed the greater of (x) $300,000,000 and (y) 25.0% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (17) (or successive Refinancings of Indebtedness incurred under this clause (B));

(18) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management, overdraft protection and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer to the extent permitted under Section 4.07(b)(4).

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (20) of Section 4.09(b) or is permitted to be incurred pursuant to Section 4.09(a), the Issuer, in its sole discretion, may divide and/or classify on the date of incurrence such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.09 and may later redivide and/or reclassify (based on circumstances existing at the time of such redivision or reclassification) such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.09; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of Section 4.09(b) and will not later be reclassified.

(d) Accrual of interest or dividends, the accretion of accreted value and the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.09.

(e) [Reserved.]

(f) The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated by the Issuer based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated as in effect on the date of such Refinancing.

(g) The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, incur Indebtedness (including Acquired Indebtedness) that is contractually subordinated in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is contractually subordinated in right of payment to the Notes or such Guarantor’s Guarantee, in all material respects, to the extent and in the manner as such Indebtedness is so subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

SECTION 4.10 Asset Sales. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or any such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, in the Issuer’s good faith determination, at least 75% of the consideration therefor received by the Issuer or any such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Restricted Subsidiary (other than Contingent Obligations and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale) and for which the Issuer and all such Restricted Subsidiaries have been released,

(B) any notes or other obligations or securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(C) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (i) the amount of the cash received (less the cost of disposition, if any) and (ii) the initial amount of such Designated Non-Cash Consideration) not to exceed $150,000,000 at the time of receipt, with the fair market value (as determined in good faith by the Issuer) of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(A) Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto,

(B) Obligations under Pari Passu Indebtedness that are secured by a Lien, which Lien is permitted by this Indenture, and to correspondingly reduce commitments with respect thereto,

(C) Obligations under the Notes (provided that such purchases are at or above 100% of the principal amount thereof) or any other Pari Passu Indebtedness of the Issuer or a Guarantor (and to correspondingly reduce commitments with respect thereto, if applicable); provided that if such Net Proceeds are applied to other Pari Passu Indebtedness (other than the Senior Credit Facilities or other Secured Indebtedness) then the Issuer shall (i) equally and ratably reduce Obligations under the Notes (x) as provided under Section 3.07 or (y) through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or (ii) make an offer (in accordance with clauses (c), (d) and (e) of this Section 4.10) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes that would otherwise be redeemed under clause (i) of this clause (C), or

(D) Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to the Issuer or any of its Restricted Subsidiaries; or

(2) to (A) make an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted

Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) make capital expenditures or (C) acquire, maintain, develop, construct, improve, upgrade or repair businesses, properties and/or assets (other than Equity Interests in a Person that is not, or does not as a result of any such acquisition become, a Restricted Subsidiary) that, in the case of each of (A), (B) and (C) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); and provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds if not otherwise applied as provided above within 450 days of the receipt of such Net Proceeds; or

(3) any combination of the foregoing.

(c) Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $50,000,000, the Issuer or any Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for or permitted by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture.

(d) The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50,000,000 by mailing (or otherwise delivering in accordance with the applicable procedures of the Depositary) the notice required pursuant to the terms of this Indenture, with a copy mailed or electronically transmitted to the Trustee.

(e) To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate amount (determined as above) of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer or the agent for such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased on a pro rata basis (or as nearly pro rata as practicable) based on the amount (determined as set forth above) of the Notes and such Pari Passu Indebtedness tendered, unless otherwise required by law or the rules of the principal national securities exchange, if any, on which the Notes or such Pari Passu Indebtedness are listed or by lot or such other similar method in accordance with the applicable procedures of the Depositary; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Issuer and its Restricted Subsidiaries, at its option in its sole discretion, may make an Asset Sale Offer and satisfy the obligations described under this Section 4.10 with respect to any Excess Proceeds prior to the amount of Excess Proceeds exceeding $50,000,000, in which case, upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reduced by the amounts of such Excess Proceeds. If any Excess Proceeds remain after the completion of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.

(f) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(g) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 4.11 Transactions with Affiliates. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25,000,000, unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time of such transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(2) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $100,000,000 is approved by a majority of the Board of Directors of the Issuer; and

(3) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $200,000,000, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

(b) Section 4.11(a) shall not apply to the following:

(1) transactions between or among the Issuer and any of its Restricted Subsidiaries (including transactions between or among the Issuer’s Restricted Subsidiaries) (or an entity that becomes a Restricted Subsidiary as a result of, or in connection with, such transaction, so long as neither such entity nor the selling entity was an Affiliate of the Issuer or any Restricted Subsidiary prior to such transaction);

(2) Restricted Payments permitted by Section 4.07 or Permitted Investments;

(3) the payment of reasonable fees and compensation paid to, and indemnities and reimbursements and employment, benefit and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(4) (A) any agreement or arrangement as in effect as of the Issue Date (or transactions pursuant thereto), (B) any other agreements or arrangements pursuant to or in connection with the Transactions or (C) any amendment, modification or supplement to the agreements referenced in clause (A) or (B) above or any replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced are not materially more disadvantageous to the Holders when taken as a whole compared to the applicable agreements or arrangements as in effect on the Issue Date or as described in the Offering Memorandum, as applicable, as determined in good faith by the Issuer;

(5) [reserved];

(6) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer and the granting of registration and other customary rights in connection therewith;

(8) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(9) payments or loans (or cancellation of loans) to employees, directors or consultants of the Issuer or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by the Issuer in good faith;

(10) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(11) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, has delivered to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of Section 4.11(a);

(12) the issuances of securities or other payments, loans (or cancellation of loans), awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer in good faith;

(13) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Issuer or any of its Restricted Subsidiaries owns an Equity Interest in or otherwise controls such Person;

(14) any transaction in which the only consideration paid by the Issuer or any of its Restricted Subsidiaries is in the form of Equity Interest (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer or any contribution to the capital of the Issuer or any Restricted Subsidiary (other than in consideration of Disqualified Stock);

(15) the provision to Unrestricted Subsidiaries of cash management, accounting, business and strategic management, legal, human resources, centralized purchasing, leasing and other overhead services (including any necessary or incidental use of equipment, goods or services involving intellectual property that are related to the foregoing) in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in this Indenture;

(16) intellectual property licenses in the ordinary course of business;

(17) transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Issuer or any other direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(18) payments by the Issuer or any of its Restricted Subsidiaries pursuant to tax sharing agreements among the Issuer or any of its Restricted Subsidiaries;

(19) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein; and

(20) (A) the guarantee by the Issuer or any Restricted Subsidiary of the Indebtedness of any parent company of the Issuer that becomes the parent company of the Issuer in a Change of Control transaction consummated in accordance with this Indenture, or of any Indebtedness of Subsidiaries of such parent company; provided that such guarantee was permitted by the terms of this Indenture to be incurred and (B) the granting by the Issuer or any of its Restricted Subsidiaries of any Liens to secure such Indebtedness or such guarantee; provided that such Liens are permitted to be incurred under this Indenture.

SECTION 4.12 Liens. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or such Restricted Subsidiary whether now owned or hereafter acquired, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes are (or in the case of a Lien on any asset or property of such Guarantor, its Guarantee is) secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in the case of Liens securing any other Indebtedness, the Notes are (or in the case of a Lien on any asset or property of such Guarantor, its Guarantee is) secured by an equal and ratable (or prior ranking) Lien on such property, assets or proceeds.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) of this Section 4.12.

For purposes of determining compliance with this Section 4.12, a Lien securing an item of Indebtedness need not be permitted solely by reference to the second preceding paragraph of this Section 4.12 or to one category (or portion thereof) of the Permitted Liens described in clauses (1) through (38) of the definition of “Permitted Liens” but may be permitted in part under any combination thereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common equity of a Restricted Subsidiary or any direct or indirect parent of a Restricted Subsidiary, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in the definition of “Indebtedness”.

SECTION 4.13 Offer to Repurchase Upon Change of Control. (a) If a Change of Control occurs after the Issue Date, unless the Issuer has previously or concurrently mailed (or otherwise sent in accordance with the applicable procedures of the Depositary) a redemption notice with respect to all the outstanding Notes as described under Section 3.07, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, unless the Issuer has previously or concurrently mailed (or otherwise sent in accordance with the applicable procedures of the Depositary) a redemption notice with respect to all the outstanding Notes as described in Section 3.07 or the Issuer has previously made a Change of Control Offer in connection with such Change of Control, the Issuer shall send notice of such Change of Control Offer by first-class mail, with a copy mailed or electronically transmitted to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of the Depositary, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.13 and that, subject to Section 4.13(a)(7), all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will, subject to Section 4.13(a)(7), be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(6) that if the Holders tender less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(7) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Issuer shall determine that such condition will not be satisfied by the Change of Control Payment Date or by the Change of Control Payment Date as so delayed; and

(8) the other instructions, as determined by the Issuer, consistent with this Section 4.13, that a Holder must follow.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(b) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) [Reserved].

(d) The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.13 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

(e) Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to Section 4.13(d) will have the status of Notes issued and outstanding unless transferred to the Issuer.

SECTION 4.14 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Issuer shall not permit any Subsidiary that is a Restricted Subsidiary other than a Guarantor to guarantee the payment of any Indebtedness of the Issuer or a Guarantor unless (x) the aggregate amount of all such Indebtedness guaranteed by Restricted Subsidiaries that are not Guarantors does not exceed $50,000,000 or (y):

(1) the aggregate amount of all such Indebtedness guaranteed by Restricted Subsidiaries that are not Guarantors exceeds $50,000,000;

(2) within 45 days after the date that such Indebtedness is guaranteed, such Restricted Subsidiary executes and delivers a supplemental indenture to this Indenture, substantially in the form attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(A) if the Notes or such Guarantor’s Guarantee is subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or such Guarantor’s Guarantee is subordinated to such Indebtedness; and

(B) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee of the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(3) the Issuer shall within such 45 days deliver to the Trustee an Opinion of Counsel stating that (A) such Guarantee has been duly executed and authorized and (B) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this Section 4.14 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 45 day periods described in this Section 4.14.

SECTION 4.15 Suspension of Certain Covenants. (a) If at any date following the Issue Date, (1) the Notes have Investment Grade Ratings from both Rating Agencies and (2) no Default has occurred and is continuing under this Indenture a “Covenant Suspension Event” shall be deemed to have occurred. Beginning on the day of a Covenant Suspension Event and ending on a Reversion Date (such period a “Suspension Period”) with respect to the Notes, the Issuer and its Restricted Subsidiaries shall not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.14, Section 4.16, Section 4.17 and clause (4) of Section 5.01(a) (collectively, the “Suspended Covenants”).

(b) If on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, the Issuer and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is referred to herein as a “Suspension Period”.

(c) During any Suspension Period, the Guarantees of the Guarantors will be suspended, and such Guarantees will be reinstated on each Reversion Date. On each Reversion Date, all Indebtedness, Disqualified Stock or Preferred Stock incurred during the Suspension Period will be classified as having been incurred pursuant to Section 4.09(a) or one of the clauses set forth in Section 4.09(b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness or Disqualified Stock or Preferred Stock incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be incurred pursuant to Section 4.09(a) or 4.09(b), such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.09(b)(3).

(d) Calculations made after the Reversion Date of the amount available to be made as Restricted Payments in Section 4.07 will be made as though Section 4.07 had been in effect since the Issue Date (but not during the Suspension Period); provided that, during the Suspension Period the Issuer shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period. In addition, for purposes of Section 4.11, all agreements, arrangements and transactions entered into by the Issuer or any of its Restricted Subsidiaries with an Affiliate of the Issuer during the applicable Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date, and for purposes of Section 4.08, all contracts entered into during the applicable Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date. For purposes of Section 4.10, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

(e) The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any Covenant Suspension Event and reinstatement of Suspended Covenants on a Reversion Date under this Section 4.15. The Trustee shall not have any duty to monitor whether or not a Covenant Suspension Event or Reversion Date has occurred or if a Suspension Period has commenced or ended, nor any duty to notify the noteholders of any of the foregoing.

(f) Notwithstanding the reinstatement of the Suspended Covenants on a Reversion Date, no Default or Event of Default or breach of any kind under this Indenture, the Notes or the Guarantees shall be deemed to have occurred on such Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period (or upon the termination of the Suspension Period or thereafter based solely on events that occurred during the Suspension Period) to the extent such actions were permitted under this Indenture during the Suspension Period, and none of the Issuer or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the applicable Suspension Period to the extent such actions were permitted under this Indenture during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. On and after each Reversion Date, the Issuer and its Subsidiaries shall be permitted to consummate the transactions contemplated by any contract entered into during any Suspension Period so long as such contract and such consummation would have been permitted during such Suspension Period.

SECTION 4.16 Limitation on Sale and Lease-Back Transactions. The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Lease-Back Transaction; provided, that the Issuer or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if:

(1) the Issuer or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Lease-Back Transaction under Section 4.09 and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to Section 4.12; and

(2) the transfer of assets in such Sale and Lease-Back Transaction is permitted by, and the Issuer or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, Section 4.10.

SECTION 4.17 Limitations on Business Activities. The Issuer shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Similar Businesses, except as would not be material to the Issuer and its Restricted Subsidiaries, taken as a whole.

ARTICLE V

Successors

SECTION 5.01 Merger, Consolidation or Sale of All or Substantially All Assets. (a) The Issuer shall not consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, merger or wind up (if other than the Issuer) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust or limited liability company organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that, if such Person is not a corporation, another Person that is a corporation organized or existing under such laws becomes a co-obligor of the Notes;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under this Indenture, the Notes and the Registration Rights Agreement pursuant to a supplemental indenture;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions:

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in Section 4.09(a); or

(B) the Consolidated Net Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be less than or equal to such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (3) and (4) above.

The Successor Company shall succeed to, and be substituted for, the Issuer under this Indenture and the Notes and the Issuer shall automatically be released and discharged from its obligations under this Indenture and the Notes except in the case of a lease. Notwithstanding the foregoing clauses (3), (4) and (5), which do not apply to transactions referred to in this sentence:

(A) any Restricted Subsidiary may consolidate with, merge into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, the Issuer or any Restricted Subsidiary, and

(B) the Issuer may merge with an Affiliate of the Issuer solely for the purpose or effect of reorganizing the Issuer in a state or commonwealth of the United States, the District of Columbia or any territory thereof.

(b) No Guarantor shall, and the Issuer shall not permit any such Guarantor to, consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger or wind up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B) the Successor Guarantor, if other than such Guarantor or another Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures; and

(C) immediately after such transaction, no Default exists; or

(2) the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition complies with Section 4.10.

In the case of clause (1) above, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee and, except in the case of a lease, such Guarantor will automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (A) any Guarantor may merge into or transfer all or substantially all of its properties or assets to another Guarantor or the Issuer and (B) any Guarantor may merge with an Affiliate of the Guarantor solely for the purpose or effect of reorganizing the Guarantor in a state or commonwealth of the United States, the District of Columbia or any territory thereof.

SECTION 5.02 Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer, in accordance with Section 5.01, the successor Person formed by such consolidation or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the assets of the predecessor Issuer (except in the case of a lease), that meets the requirements of Section 5.01.

ARTICLE VI

Defaults and Remedies

SECTION 6.01 Events of Default. (a) An “Event of Default” wherever used herein means any one of the following events with respect to the Notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding to comply with any of its other obligations, covenants or agreements (other than a default referred to in clause (1) or (2) of this Section 6.01(a)) contained in this Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $150,000,000 or more;

(5) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $150,000,000 (other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is not covered by an indemnity or insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) makes an admission in writing of its inability generally to pay its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Subsidiary in a proceeding in which the Issuer or any Significant Subsidiary is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee or other similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property of the Issuer or any Significant Subsidiary; or

(iii) orders the liquidation of the Issuer or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect (except as otherwise not prohibited by this Indenture) or be declared null and void or any responsible officer of such Guarantor that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect, in each case other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

(b) The Trustee may withhold from the Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

SECTION 6.02 Acceleration. (a) If any Event of Default (other than of a type specified in clause (6) or (7) of Section 6.01(a) with respect to the Issuer) occurs and is continuing under this Indenture, the Trustee (acting at the direction of the Holders of at least 25% in principal amount of the then total outstanding Notes) or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal of, and accrued but unpaid interest, if any, on, all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and any accrued and unpaid interest on all the then outstanding Notes will be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if in the reasonable judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

(b) Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01(a) with respect to the Issuer, the principal of, and accrued but unpaid interest, if any, on, all the then outstanding Notes shall become due and payable without further action or notice.

SECTION 6.03 Other Remedies. Subject to the duties of the Trustee as provided for in Article VII, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04 Waiver of Defaults. (a) Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default in the payment of interest on or the principal of any Note held by a non-consenting Holder, and rescind any acceleration and its consequences with respect to the Notes (except if such recession would conflict with any judgment of a court of competent jurisdiction).

(b) In the event of any Event of Default specified in clause (4) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

SECTION 6.05 Control by Majority. Holders of a majority in principal amount of the total outstanding Notes may direct in writing the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or the Notes or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that the Trustee has no affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in this Indenture.

SECTION 6.06 Limitation on Suits. Subject to the provisions of this Indenture relating to the duties of the Trustee hereunder, in case an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing with respect to the Notes;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such written request within 60 days after the receipt thereof and the offer of security or indemnity against any loss, liability or expense; and

(5) Holders of a majority in principal amount at maturity of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

SECTION 6.07 Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(1)or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer and any other obligor on the Notes for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation of the Trustee and the reasonable and documented out-of-pocket expenses, disbursements and advances of the Trustee, its agents and counsel, in each case as set forth in Section 7.07.

SECTION 6.09 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions under this Indenture and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given under this Indenture or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Indenture, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation and the reasonable and documented out-of-pocket expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13 Priorities. If the Trustee or any Agent collects any money pursuant to this Article VI, it shall pay out the money in the following order:

(i) to the Trustee, the Agents, their agents and attorneys for amounts due under this Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or any Agent and the costs and expenses of collection;

(ii) to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Issuer and to each Holder.

SECTION 6.14 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

Trustee

SECTION 7.01 Duties of Trustee. (a) During the continuance of an Event of Default, the Trustee shall exercise such rights and powers vested in it by this Indenture, and use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs under the circumstances.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates, opinions or other instruments that by any provision are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates, opinions or other such instruments to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculation or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(ii) the Trustee shall not be liable in its individual capacity for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable in its individual capacity with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e) Subject to this Article VII, whether or not an Event of Default has occurred and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture or the Notes at the request or direction of any Holder or Holders of the Notes unless such Holder or Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense (including any actions in respect thereof).

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02 Rights of Trustee. (a) The Trustee may conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, Opinion of Counsel, statement, certificate, instrument, opinion, report, notice, request, consent order, appraisal, bond or any other document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificates or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it under this Indenture in good faith and in accordance with the advice or opinion of such counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture or the Notes; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties under this Indenture, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event that is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities under this Indenture, and each agent, custodian and other Person employed to act under this Indenture.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties under this Indenture.

(k) The Trustee may request that the Issuer delivers a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l) The right of the Trustee to perform any discretionary or permissive act enumerated in this Indenture shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in performance of such act.

SECTION 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

SECTION 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05 Notice of Defaults. If a Default occurs and is continuing and is actually known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if it determines that withholding notice is in the interest of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event that is such a Default is received by the Trustee at the Corporate Trust Office of the Trustee.

SECTION 7.06 Reports by Trustee to Holders. If this Indenture is qualified under the TIA, then within 60 days after each November 15 beginning with November 15, 2018, and for so long as Notes remain outstanding, the Trustee will mail or deliver electronically to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). If this Indenture is qualified under the TIA, the Trustee also will comply with TIA § 313(b). If this Indenture is qualified under the TIA, the Trustee will also transmit by mail or deliver electronically all reports in the manner required by TIA § 313(c).

SECTION 7.07 Compensation and Indemnity.

(a) The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services under this Indenture as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable and documented out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable and documented out-of-pocket compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by it (as evidenced in an invoice from the Trustee) in connection with the acceptance or administration of this trust and the performance of its duties under this Indenture (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties under this Indenture). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations under this Indenture. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence or any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(d) To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.08 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver, custodian or other public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee under this Indenture have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09 Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor under this Indenture or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10 Eligibility; Disqualification. There shall at all times be a Trustee under this Indenture that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA§ 310(b).

SECTION 7.11 Preferential Collection of Claims Against the Issuer. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12 Email. U.S. Bank National Association (in each of its capacities, “U.S. Bank”) agrees to accept and act upon instructions or directions pursuant to this Indenture or any documents executed in connection herewith sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, provided, however, that any person providing such instructions or directions shall provide to U.S. Bank an incumbency certificate listing persons designated to provide such instructions or directions (including the email addresses of such persons), which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give U.S. Bank email (of .pdf or similar files) or facsimile instructions (or instructions by a similar electronic method) and U.S. Bank in its discretion elects to act upon such instructions, U.S. Bank’s reasonable understanding of such instructions shall be deemed controlling. U.S. Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from U.S. Bank’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to U.S. Bank, including without limitation the risk of U.S. Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties.

ARTICLE VIII

Legal Defeasance and Covenant Defeasance

SECTION 8.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02 Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to this Indenture, all outstanding Notes and Guarantees and to have cured all then existing Events of Default on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, to have satisfied all their other obligations under the Notes and this Indenture including that of the Guarantors and to have cured all then existing Events of Default (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged under this Indenture:

(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to Section 8.05 and the Notes;

(b) the Issuer’s obligations pursuant to Sections 2.03, 2.04, 2.07, 2.08, 2.10 and 4.02 and the Notes;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d) the provisions of this Section 8.02 and the Notes.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

SECTION 8.03 Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16 and 4.17 and clauses (4) and (5) of Section 5.01(a), Sections 5.01(b) and 5.01(c) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are 104 satisfied (“Covenant Defeasance”), and such Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes under this Indenture (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to such outstanding Notes, the Issuer or any Guarantor, as applicable, may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Significant Subsidiaries), 6.01(a)(7) (solely with respect to Significant Subsidiaries) and 6.01(a)(8) shall not constitute Events of Default.

SECTION 8.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to this Indenture and the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of Independent Financial Advisors, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal amount, premium, if any, or interest on such Notes and the Issuer must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to this Indenture and the Notes;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to the provisions of Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 shall be held in trust and applied by the Trustee in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) to the Holders of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee.

The Issuer shall pay and indemnify the Trustee and any Paying Agent against any tax, fee or other charge imposed on or assessed against Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

SECTION 8.06 Repayment to Issuer. Anything in this Article VIII or Article XI to the contrary notwithstanding, each of the Trustee and each Paying Agent shall promptly deliver or pay to the Issuer upon request any money or Government Securities held by it in accordance with this Article VIII or Article XI which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee and Paying Agent (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or discharge in accordance with Article XI.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or any Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07 Reinstatement. If the Trustee or the Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or the Paying Agent.

ARTICLE IX

Amendment, Supplement and Waiver

SECTION 9.01 Without Consent of Holders of Notes. Notwithstanding Section 9.02, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture) and the Trustee may amend or supplement this Indenture and any Guarantee or the Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with Section 5.01;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that in the good faith judgment of the Issuer does not materially adversely affect the legal rights under this Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC or to comply with the rules of any applicable securities depository;

(8) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to add or release a Guarantor under this Indenture or to secure the Obligations under this Indenture;

(10) to make such provisions as necessary for the issuance of Additional Notes otherwise permitted to be issued under this Indenture;

(11) to conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum, as set forth in an Officer’s Certificate delivered to the Trustee; or

(12) to add to, change, eliminate or otherwise amend provisions of this Indenture, the Guarantees or the Notes in accordance with the TIA or to comply with the provisions of the DTC, Euroclear or Clearstream or the Trustee with respect to provisions relating to the transfer, exchange or legending of Notes or beneficial interests in the Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment in the good faith judgment of the Issuer does not materially and adversely affect the rights of Holders to transfer Notes.

SECTION 9.02 With Consent of Holders of Notes. Except as provided in Section 9.01 or below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture, any Guarantee and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a continuing Default in the payment of interest on, premium, if any, or the principal of, any Note, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes issued under this Indenture may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Sections 2.08 and 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

The consent of the Holders of Notes under this Section 9.02 is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver electronically or mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to Notes held by a non-consenting Holder:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any Note or reduce the premium payable upon redemption or change the time at which such Note may be redeemed (excluding any amendment or waiver of any minimum notice period for redemption which may be amended with the consent of the Holders of at least a majority of the Notes then outstanding) as described under Section 3.07;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of Notes and a waiver of the payment default that resulted from such acceleration;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture and the Notes relating to waivers of past Defaults or Events of Default or the rights of Holders to receive payments of principal of or interest on the Notes;

(7) make any change in these amendment and waiver provisions as it relates to this Indenture and the Notes;

(8) impair the contractual right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking as to contractual right of payment of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by this Indenture, modify the terms of the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

SECTION 9.03 Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect, if this Indenture is then qualified under the TIA.

SECTION 9.04 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the earlier of the date the waiver, supplement or amendment becomes effective and the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

SECTION 9.05 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee so an appropriate notation may be reflected therein. The Trustee may also place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. Alternatively, the Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06 Trustee to Sign Amendments, etc. Upon the request of the Issuer, the Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In executing any amendment, supplement or waiver, the Trustee (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions. No Opinion of Counsel will be required by the immediately preceding sentence for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

SECTION 9.07 Payment for Consent. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE X

Guarantees

SECTION 10.01 Guarantee. Subject to this Article X, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer under this Indenture or thereunder: (a) the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under this Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in this Indenture; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations under this Indenture shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor also agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. Any Guarantor that makes a payment under its Guarantee shall be entitled, upon payment in full of all guaranteed obligations under this Indenture, to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a voidable preference, fraudulent transfer or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02 Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

SECTION 10.03 Notation Not Required. Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

The delivery of any Note by the Trustee, after the authentication thereof under this Indenture, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

SECTION 10.04 Subrogation. Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all obligations of the Issuer under this Indenture and the Notes shall have been paid in full.

SECTION 10.05 Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06 Release of Guarantees. A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee upon (a) receipt by the Trustee of a notification from the Issuer that such Guarantee be released and (b) the occurrence of any of the following:

(1) any direct or indirect sale, exchange, disposition or other transfer (including by merger, consolidation or otherwise) of (A) the Capital Stock of such Guarantor, after which such Guarantor is no longer a Restricted Subsidiary or (B) all or substantially all the assets of such Guarantor, which sale, exchange, disposition or other transfer is made in a manner not in violation of the applicable provisions of this Indenture;

(2) (A) the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or (B) the release or discharge of the guarantee which resulted in the creation of such Guarantee, in each case except a release or discharge by or as a result of payment under such guarantee;

(3) designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4.07 and the definition of “Unrestricted Subsidiary” in this Indenture;

(4) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under Article VIII or the Issuer’s obligations under this Indenture being discharged in a manner not in violation of Article XI; or

(5) the occurrence of a Covenant Suspension Event as described in Section 4.15; provided that such Guarantee will be reinstated upon the applicable Reversion Date in accordance with Section 4.15(c).

A Guarantee by a Guarantor shall also be automatically and unconditionally released and discharged pursuant to Section 4.15(c).

If any Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors will also be released from their Guarantees, if any.

Upon request of the Issuer, the Trustee shall evidence such release by its execution of a supplemental indenture or other instrument which may be executed by the Trustee and the Issuer without the consent of any Holder, upon receipt of an Opinion of Counsel and Officer’s Certificate as required by this Indenture.

ARTICLE XI

Satisfaction and Discharge

SECTION 11.01 Satisfaction and Discharge. This Indenture and the Notes shall be discharged and shall cease to be of further effect (except as provided in the last sentence of this Section), when either:

(1) all Notes theretofore authenticated and delivered, except mutilated, lost, stolen or destroyed Notes which have been replaced or paid and the Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient (in the Trustee’s sole discretion) without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) the Issuer has paid or caused to be paid all other sums payable by it under this Indenture and the Notes; and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (a) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 shall survive.

SECTION 11.02 Application of Trust Money. Subject to the provisions of Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or any Guarantor acting as the Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 until such time as the Trustee or any Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 11.01; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

Miscellaneous

SECTION 12.01 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties will control if this Indenture is then qualified under the TIA.

SECTION 12.02 Notices. Any notice or communication by the Issuer, any Guarantor, the Trustee or any Paying Agent to the others is duly given if in writing and delivered in person, electronically transmitted (in the form of a .pdf or other similar file of a signed document and only in the case of notices or communications to the Trustee) or mailed by first-class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: General Counsel

If to the Trustee, at the applicable Corporate Trust Office.

The Issuer, any Guarantor, the Trustee or any Paying Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail (or in the case of Notes in global form, on the date the notice is sent pursuant to the applicable procedures of the Depositary); the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and on the first date of which publication is made, if given by publication; and when sent, if sent electronically; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or otherwise in accordance with the procedures of the Depositary. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.03 Communication by Holders of Notes with Other Holders of Notes. Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture (except in connection with the original issuance of the Notes), the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee (except as set forth in Section 9.06):

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

In giving any Opinion of Counsel under this Indenture, counsel may rely as to factual matters on an Officer’s Certificate or certificates of public officials.

SECTION 12.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (which examination or investigation, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact or certificates of public officials); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 12.06 Rules by Agents. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor, in their capacity as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.08 Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.09 Waiver of Jury Trial. THE ISSUER, EACH OF THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.10 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.11 Benefits of Indenture. Nothing in this Indenture or the Notes shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 12.12 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or any of the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.13 Successors. All agreements of the Issuer in this Indenture and the Notes shall bind their successors. All agreements of the Trustee or any Agent in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05.

SECTION 12.14 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.15 Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.

SECTION 12.16 Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.17 U.S.A. Patriot Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act), all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this agreement agree that it will provide to the Trustee such information as they may request, from time to time, in order for the Trustee to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first above written.

MEREDITH CORPORATION

By:	/s/ Joseph H. Ceryanec
Name: Joseph H. Ceryanec
Title: Chief Financial Officer

GOTHAM MERGER SUB, INC. ALLRECIPES.COM, INC. EATING WELL, INC. SELECTABLE MEDIA INC. MEREDITH XCELERATED MARKETING CORPORATION MYWEDDING, LLC

By:	/s/ Joseph H. Ceryanec
Name: Joseph H. Ceryanec
Title: President

KPHO BROADCASTING CORPORATION KPTV-KPDX BROADCASTING CORPORATION KVVU BROADCASTING CORPORATION MEREDITH PERFORMANCE MARKETING, LLC

By:	/s/ Joseph H. Ceryanec
Name: Joseph H. Ceryanec
Title: Treasurer

MEREDITH SHOPPER MARKETING, LLC

By:	/s/ John S. Zieser
Name: John S. Zieser
Title: President

[Signature Page to the Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

[Signature Page to the Indenture]

SCHEDULE I

LIST OF INITIAL GUARANTORS

Entity Name	Jurisdiction of Organization
Gotham Merger Sub, Inc.	Delaware
Allrecipes.com, Inc.	Washington
Eating Well, Inc.	Iowa
KPHO Broadcasting Corporation	Arizona
KPTV-KPDX Broadcasting Corporation	Oregon
KVVU Broadcasting Corporation	Nevada
Meredith Performance Marketing, LLC	Iowa
Meredith Shopper Marketing, LLC	Iowa
Meredith Xcelerated Marketing Corporation	Iowa
MyWedding, LLC	Colorado
Selectable Media Inc.	Delaware

S-I-1

EXHIBIT A

[FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [144A: 589433 AA9][Reg S: U58941 AA0][Exchange: 589433 AB7]

ISIN [144A: US589433AA98][Reg S: USU58941AA01][Exchange: US589433AB71]

[[RULE 144A][REGULATION S] GLOBAL NOTE

6.875% Senior Notes due 2026

No.	[$ ]

MEREDITH CORPORATION

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Increases and Decreases of Interests in the Global Note attached hereto] [of United States Dollars] on February 1, 2026.

Interest Payment Dates: February 1 and August 1; Record Dates: January 15 and July 15

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

MEREDITH CORPORATION

By
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By
Authorized Signatory

[Back of Note]

6.875% Senior Notes due 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. MEREDITH CORPORATION, a Delaware corporation, promises to pay interest on the principal amount of this Note at 6.875% per annum from January 31, 20182 until maturity. The Issuer will pay interest semi-annually in arrears on February 1 and August 1 of each year to stated maturity, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The first Interest Payment Date shall be August 1, 20183. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful. At maturity, the Issuer will pay accrued and unpaid interest from the most recent date to which interest has been paid or provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the January 15 and July 15 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, U.S. Bank National Association will act as Paying Agent and Registrar. The Issuer may change the Paying Agent or the Registrar without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a Paying Agent or Registrar.

4. Indenture. The Issuer issued the Notes under an Indenture, dated as of January 31, 2018 (the “Indenture”), among Meredith Corporation, the Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 6.875% Senior Notes due 2026. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) Prior to February 1, 2021, the Issuer may redeem the Notes, in whole at any time or in part from time to time, upon notice as described in Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

[2]	With respect to the Initial Notes.
[3]	With respect to the Initial Notes.

(b) On and after February 1, 2021, the Issuer may redeem the Notes, in whole at any time or in part from time to time, upon notice as described in Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2021	103.438%
2022	101.719%
2023	100.859%
2024 and thereafter	100.000%

(c) Until February 1, 2021, the Issuer may, at any time and from time to time, upon notice as described in Section 3.03 of the Indenture, redeem up to 40.0% of the aggregate principal amount of Notes at a redemption price equal to 106.875% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, in an amount no greater than the aggregate cash proceeds received from one or more Equity Offerings; provided that (1) at least 60.0% of the aggregate principal amount of Notes (including any Additional Notes) remains outstanding immediately after the occurrence of each such redemption and (2) each such redemption occurs within 120 days of the closing of such Equity Offering.

(d) In addition to clauses (a) through (c) above, in connection with any tender offer for the Notes (including, without limitation, any Change of Control Offer), if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making a such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

6. Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Notice of Redemption.

(a) Notice of redemption will be mailed by first-class mail (or otherwise delivered in accordance with the applicable procedures of the Depositary) at least 30 days but not more than 60 days before the Redemption Date to each Holder at such Holder’s registered address or otherwise in accordance with the applicable procedures of the Depositary, except that redemption notices may be mailed (or otherwise sent in accordance with the applicable procedures of the Depositary) more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

(b) Notice of any redemption of the Notes (including upon an Equity Offering or in connection with a transaction (or series of related transactions) or an event that constitutes a Change of Control) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

8. Offers to Repurchase.

(a) Upon the occurrence of a Change of Control after the Issue Date, unless the Issuer has previously or concurrently mailed (or otherwise sent in accordance with the applicable procedures of the Depositary) a redemption notice with respect to all the outstanding Notes as described under Section 3.07 of the Indenture, the Issuer shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). The Change of Control Offer shall be made in accordance with Section 4.13 of the Indenture.

(b) When the aggregate amount of Excess Proceeds exceeds $50,000,000, the Issuer or any Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for or permitted by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate amount of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer or the agent for such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased on a pro rata basis (or as nearly pro rata as practicable) based on the amount (determined as set forth above) of the Notes and such Pari Passu Indebtedness tendered, unless otherwise required by law or the rules of the principal national securities exchange, if any, on which the Notes or such Pari Passu Indebtedness are listed or by lot or such similar method in accordance with the procedures of the Depositary; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of the Notes. Holders shall pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer is not required to issue, transfer or exchange any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or within 15 days of an Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note shall be treated as the owner of it for all purposes. Only registered Holders shall have rights under the Indenture and this Note.

11. Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12. Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer) occurs under the Indenture and is continuing, the Trustee (acting at the direction of the Holders of at least 25% in principal amount of the then total outstanding Notes) or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal of, and accrued but unpaid interest, if any, on, all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer, the principal of, and accrued but unpaid interest, if any, on, all the then outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except, a continuing Default or Event of Default in payment of the interest on or the principal of any Note held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within 30 days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

13. Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14. Governing Law. THE INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

15. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices to Holders as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’ legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.13 of the Indenture, check the appropriate box below:

☐ Section 4.10                    ☐ Section 4.13

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES AND DECREASES OF INTERESTS

IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $         . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note or increases or decreases in the outstanding principal amount of this Global Note, have been made:

Date	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: General Counsel

U.S. Bank National Association,

as Trustee and Registrar

60 Livingston Avenue

St. Paul, MN 55107

Attention: Meredith Corporation—Administrator

Email: raymond.haverstock@usbank.com

Re: 6.875% Senior Notes due 2026

Reference is hereby made to the Indenture, dated as of January 31, 2018 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Meredith Corporation, the Guarantors from time to time party thereto and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                  in such Note[s] or interests (the “Transfer”), to                  (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR A RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with all applicable securities laws of the states of the United States and other jurisdictions. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[INSERT NAME OF TRANSFEROR],

By
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP/ISIN: ), or

(ii)	☐ Regulation S Global Note (CUSIP/ISIN: ), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP/ISIN: ), or

(ii)	☐ Regulation S Global Note (CUSIP/ISIN: ), or

(iii)	☐ Unrestricted Global Note (CUSIP/ISIN: ), or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: General Counsel

U.S. Bank National Association,

as Trustee and Registrar

60 Livingston Avenue

St. Paul, MN 55107

Attention: Meredith Corporation—Administrator

Email: raymond.haverstock@usbank.com

Re: 6.875% Senior Notes due 2026

Reference is hereby made to the Indenture, dated as of January 31, 2018 (the “Indenture”), among Meredith Corporation, the Guarantors named therein and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

(1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-1

(d) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] 144A Global Note Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated                     .

[INSERT NAME OF TRANSFEROR],

By
Name:
Title:

Dated:

C-2

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY

SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of                     , among              (the “Guaranteeing Subsidiary”), an affiliate of Meredith Corporation, a Delaware corporation (the “Issuer”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 31, 2018, providing for the issuance of an unlimited aggregate principal amount of 6.875% Senior Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all Guarantors named in the Indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the performance and full punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and the Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors (including the Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guaranteeing Subsidiary also agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under Section 10.01 of the Indenture and Section 2 hereof.

(g) As between the Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiary for the purpose of this Guarantee.

(h) To the extent that the Guaranteeing Subsidiary makes a payment under its Guarantee, the Guaranteeing Subsidiary shall be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

(i) Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article X of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guaranteeing Subsidiary under this Guarantee will not constitute a fraudulent transfer or conveyance.

(j) This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k) In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l) This Guarantee shall be a general unsecured senior obligation of such Guaranteeing Subsidiary.

(m) Each payment to be made by the Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Except as otherwise provided in Section 5.01(c) of the Indenture, the Guaranteeing Subsidiary may not consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) the Guaranteeing Subsidiary is the surviving Person or the Person formed by or surviving any such consolidation, merger or wind up (if other than the Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Guaranteeing Subsidiary, as the case may be, or the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (the Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than the Guaranteeing Subsidiary, expressly assumes all the obligations of the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee; and

(C) immediately after such transaction, no Default exists; or

(ii) the transaction is made in compliance with Section 4.10 of the Indenture;

(b) Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s Guarantee. Notwithstanding the foregoing, (i) the Guaranteeing Subsidiary may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer and (ii) the Guaranteeing Subsidiary may merge with an Affiliate solely for the purpose or effect of reorganizing the Guaranteeing Subsidiary in a state or commonwealth of the United States, the District of Columbia or any territory thereof.

(5) Releases. The Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the Guaranteeing Subsidiary, the Issuer or the Trustee is required for the release of the Guaranteeing Subsidiary’s Guarantee, upon (a) receipt by the Trustee of a notification from the Issuer that such Guarantee be released and (b) the occurrence of any of the following:

(a) any direct or indirect sale, exchange, disposition or other transfer (including by merger, consolidation or otherwise) of the Capital Stock of the Guaranteeing Subsidiary, after which the Guaranteeing Subsidiary is no longer a Restricted Subsidiary, or all or substantially all the assets of the Guaranteeing Subsidiary which sale, exchange, disposition or other transfer is made in a manner not in violation of the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by the Guaranteeing Subsidiary of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, in each case except a release or discharge by or as a result of payment under such guarantee;

(c) designation of Guaranteeing Subsidiary as an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4.07 of the Indenture and the definition of “Unrestricted Subsidiary”;

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under Article VIII of the Indenture or the Issuer’s obligations under the Indenture being discharged in a manner not in violation of Article XI; or

(e) the occurrence of a Covenant Suspension Event as described in Section 4.15 of the Indenture; provided that such Guarantee will be reinstated upon the applicable Reversion Date in accordance with Section 4.15(c) of the Indenture.

(6) No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of the Guaranteeing Subsidiary, in their capacity as such, shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

(9) Effect of Headings. The Section headings herein are for convenience of reference only, and are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions.

(10) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(11) Subrogation. The Guaranteeing Subsidiary shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all obligations of the Issuer under the Indenture and the Notes shall have been paid in full.

(12) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY],

By
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By
Name:
Title: